UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Verigy Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verigy Ltd.

(Incorporated in the Republic of Singapore)

(Company Registration Number 200601091C)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 14, 2009

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the Annual General Meeting of Shareholders of Verigy Ltd. (“Verigy” or the “Company”), which will be held at the offices of Verigy’s principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014, U.S., at 9:00 a.m., Pacific Time, on April 14, 2009, for the following purposes:

As Ordinary Business

1.	To re-elect Mr. Edward Grady as a Class II director of the Board of Directors.

2.	To re-elect Mr. Ernest Godshalk as a Class II director of the Board of Directors.

3.	To re-elect Mr. Bobby Cheng as a Class II director of the Board of Directors.

4.	To re-elect Mr. Keith Barnes as a Class III director of the Board of Directors.

5.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2009, and to authorize the Board of Directors to fix PricewaterhouseCoopers LLP’s remuneration.

As Special Business

6.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, approval be and is hereby given for us to provide:

(a) cash compensation of $55,000 to each of our current non-employee directors for services rendered as directors for the period from the date of our 2009 Annual General Meeting of Shareholders through our 2010 Annual General Meeting of Shareholders;

(b) appropriate pro rata cash compensation, based on our cash compensation of $55,000 for 12 months of service, to any new non-employee director who is appointed by the Board of Directors after the date of our 2009 Annual General Meeting of Shareholders, for their services rendered as directors from the date of appointment through the date of our 2010 Annual General Meeting of Shareholders;

(c) additional cash compensation of $15,000 to the Lead Independent Director of the Board of Directors for services rendered in that capacity for the period from the day after of our 2009 Annual General Meeting of Shareholders through the date of 2010 Annual General Meeting of Shareholders;

(d) additional cash compensation of $20,000 to the chairperson of the Audit Committee for services rendered in that capacity for the period from the day after our 2009 Annual General Meeting of Shareholders through the date of our 2010 Annual General Meeting of Shareholders;

(e) additional cash compensation of $10,000 to the chairperson of the Compensation Committee for services rendered in that capacity for the period from the day after our 2009 Annual General Meeting of Shareholders through the date of our 2010 Annual General Meeting of Shareholders; and

(f) additional cash compensation of $5,000 to the chairperson of the Nominating and Governance Committee for services rendered in that capacity for the period from the day after of our 2009 Annual General Meeting of Shareholders through the date of our 2010 Annual General Meeting of Shareholders.

7.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and also subject to the provisions of that Act and our Articles of Association, authority be and is hereby given to our directors to:

(a) at any time to and/or with such persons and upon such terms and conditions and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose, to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements, options or other instruments that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares); and

(b) allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our next Annual General Meeting of Shareholders or the expiration of the period within which our next Annual General Meeting of Shareholders is required by law to be held.

8.	To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, and also subject to the provisions of that Act and our Articles of Association:

(a) authority be and is hereby given to our directors to cause to be purchased or otherwise acquired issued ordinary shares in the capital of Verigy, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of Verigy outstanding as of (a) April 11, 2007 (the date of our last Annual General Meeting of Shareholders held before any resolution for the authority to repurchase shares was passed) or (b) April 14, 2009 (the date of the passing of this resolution), whichever is greater, at such price or prices as may be determined by our directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our directors pursuant to the mandate contained in paragraph (a) above may be exercised by our directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our next Annual General Meeting of Shareholders is held; or

(ii)	the date by which our next Annual General Meeting of Shareholders is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)	in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market at the time the purchase is effected; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price;

and for the above purposes, the term Prior Day Close Price means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d) our directors and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

As Ordinary Business

9.	To transact any other business as may properly be transacted at the 2009 Annual General Meeting of Shareholders.

Notes About the 2009 Annual General Meeting of Shareholders

Singapore Financial Statements.    At the 2009 Annual General Meeting of Shareholders, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended October 31, 2008, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the 2009 Annual General Meeting of Shareholders.

Proxy Materials on the Internet.    We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the internet. In accordance with Singapore law our registered shareholders (shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLP) will not be able to vote their shares over the internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or a trustee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting of Shareholders.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice.     The Board of Directors has fixed the close of business on February 19, 2009, as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement or the Notice of Internet Availability of Proxy Materials. Only shareholders of record on April 14, 2009, will be entitled to vote at the 2009 Annual General Meeting of Shareholders.

Quorum.     The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2009 Annual General Meeting of Shareholders is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2009 Annual General Meeting of Shareholders, either in person or by proxy.

Proxies.     A registered shareholder entitled to attend and vote at the 2009 Annual General Meeting of Shareholders is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If not delivered in person at the 2009 Annual General Meeting of Shareholders, a proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43102, Providence, RI 02940-5068 not less than 48 hours before the time appointed for holding the 2009 Annual General Meeting of Shareholders. If you are a beneficial holder you may vote by proxy over the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials by mail, you may vote by mail.

Mandatory Disclosure regarding Share Purchase Mandate Funds.     Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 8 is approved. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

By Order of the Board of Directors,

Keith Barnes

Chairman, Chief Executive Officer and President

February [    ], 2009

You should read this entire Proxy Statement

carefully prior to voting.

Page
NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT	1
VOTING RIGHTS AND SOLICITATION OF PROXIES	1
PROPOSALS 1 THROUGH 4: RE-ELECTION OF DIRECTORS	2
OUR BOARD OF DIRECTORS	3
CORPORATE GOVERNANCE	6
DIRECTOR COMPENSATION	11
PROPOSAL 5: APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2009 AND AUTHORIZATION OF OUR DIRECTORS TO FIX ITS REMUNERATION	15
PROPOSAL 6: ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTOR CASH COMPENSATION, CASH COMPENSATION FOR THE CHAIRPERSON OF THE AUDIT, COMPENSATION, AND NOMINATING AND GOVERNANCE COMMITTEES, AND CASH COMPENSATION FOR THE LEAD INDEPENDENT DIRECTOR	16
PROPOSAL 7: ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES	17
PROPOSAL 8: ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE	18
EXECUTIVE OFFICERS	22
COMPENSATION DISCUSSION AND ANALYSIS	24
EXECUTIVE COMPENSATION	30
SUMMARY COMPENSATION TABLE	30
GRANTS OF PLAN-BASED AWARDS	32
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END	34
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008	36
PENSION BENEFITS	37
OTHER EQUITY COMPENSATION PLANS	44
COMPENSATION COMMITTEE REPORT	45
AUDIT COMMITTEE REPORT	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	49
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL GENERAL MEETING	50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	50
VERIGY LTD. DIRECTORS’ REPORT	F-1
INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF VERIGY LTD	F-8

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when the Annual Report and the Proxy Statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (you hold your Verigy ordinary shares in your own name through our transfer agent, Computershare Investor Services, LLC), visit: www.computershare.com/us/ecomms to enroll. Under Option 2, select Verigy from the drop-down box of companies, then enter your account number and zip code (or family/last name if outside the United States).

2.	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 864-7549.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We have elected to provide access to our proxy materials (i) to our registered shareholders by mailing them a full set of proxy materials, including a proxy card, unless the shareholder previously consented to electronic delivery, and (ii) to our beneficial holders by notifying them of the availability of our proxy materials on the internet. For beneficial holders, instructions on how to request a printed copy of our proxy materials may be found in the Notice of Availability of Proxy Materials on the internet.

PROXY STATEMENT FOR

THE 2009 ANNUAL GENERAL MEETING OF

SHAREHOLDERS OF

VERIGY LTD.

To Be Held on April 14, 2009

9:00 a.m. (Pacific Time)

at the offices of Verigy’s principal US subsidiary, Verigy US, Inc., 10100 North Tantau Avenue,

Cupertino, California 95014, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the Board of Directors of Verigy of proxies to be voted at the 2009 Annual General Meeting of Shareholders, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”).

Proxy Mailing.    This Proxy Statement and the Notice were first made available on or about [            ] to shareholders of record as of February 19, 2009.

Costs of Solicitation.    The entire cost of soliciting proxies will be borne by us. We and/or our agents may solicit proxies by mail, telephone, e-mail, fax or in person. After we first make the Notice, Proxy Statement and other soliciting materials available on the internet, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, upon request, we will reimburse such holders for their reasonable expenses.

Our Registered Office.    The mailing address of our registered office is One Marina Boulevard, #28-00, Singapore 018989. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of our principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014-2540.

Financial Statements; Presentation.      We have prepared, in accordance with the laws of Singapore, Singapore statutory financial statements, which are included with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February 19, 2009, is the record date for shareholders entitled to notice of the 2009 Annual General Meeting of Shareholders. All of the ordinary shares issued and outstanding on April 14, 2009, are entitled to be voted at the 2009 Annual General Meeting of Shareholders, and shareholders of record on April 14, 2009, will have one vote for each ordinary share so held on the matters to be voted upon. As of February 19, 2009, we had [            ] ordinary shares issued and outstanding.

Proxies.    Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted at the 2009 Annual General Meeting of Shareholders in accordance with the shareholders’ instructions set forth in the proxy.

Except as described above, in the absence of contrary instructions, shares represented by proxies will be voted FOR the Board of Directors nominees named in Proposals 1 through 4 and FOR Proposals 5 through 8.    Management does not know of any matters to be presented at the 2009 Annual General Meeting of Shareholders other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by SEC Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Articles of Association with respect to the procedures which must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record as of April 14, 2009, has the right to revoke his or her proxy at any time prior to voting at the 2009 Annual General Meeting of Shareholders by (i) voting again at a later date on the internet, (ii) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068, no later than 48 hours before the appointed time of the meeting, or (iii) by attending the meeting and voting in person. If your ordinary shares are held in street name through a broker, bank, or other nominee, you need to contact the holder of your ordinary shares regarding how to revoke your proxy.

Quorum.    Representation at the 2009 Annual General Meeting of Shareholders, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Voting Rights.    The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy and entitled to vote at the 2009 Annual General Meeting of Shareholders is required to re-elect the directors nominated pursuant to Proposals 1 through 4, to approve the re-appointment of PricewaterhouseCoopers LLP as the independent Singapore auditor pursuant to Proposal 5, and to approve the ordinary resolutions contained in Proposals 6 through 8.

Abstentions and Broker Non-Votes.    If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to be voted at the 2009 Annual General Meeting of Shareholders, and, therefore, are considered for purposes of determining whether or not a quorum is present. Under the laws of Singapore, however, abstentions will not be counted in the tabulation of votes cast on a proposal, and, thus, have no effect on whether a proposal has been approved. A broker “non-vote” is treated as not being entitled to vote on the relevant proposal and, therefore, is not counted for purposes of determination whether a proposal has been approved.

PROPOSALS 1 THROUGH 4:

RE-ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. Pursuant to Article 42(c) of our Articles of Association, the term of office of at least one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the directors), will expire. At the 2009 Annual General Meeting of Shareholders, you and the other shareholders will elect three individuals to the Board of Directors as Class II directors, to serve until the 2012 Annual General Meeting of Shareholders, and one Class III director, to serve until the 2010 Annual General Meeting of Shareholders.

Article 42(a) of our Articles of Association requires that any person appointed as a director by the Board of Directors shall hold office only until our next Annual General Meeting of the Shareholders, and will then be eligible for re-election. Bobby Cheng was appointed to the Board of Directors by resolution of the Board of Directors in June 2008 with an effective date of September 1, 2008. Mr. Cheng has been nominated to stand for re-election as a Class II director at the 2009 Annual General Meeting of Shareholders, to serve until the 2012 Annual General Meeting of Shareholders.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the re-appointment of the nominees for director listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2009 Annual General Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by a majority of the members of the Board of Directors present to fill the vacancy.

As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee for re-election who is unable or will decline to serve as a director.

OUR BOARD OF DIRECTORS

The following Class II Nominees are standing for Re-Election to Serve Until the 2012 Annual General Meeting of Shareholders.

Edward C. Grady (age 61)—Edward Grady has served as a member of our Board of Directors since July 2007, as a member of our Compensation Committee since December 2007 and as Compensation Committee chairman since September 2008. Mr. Grady was the President and CEO of Brooks Automation Inc. until October 1, 2007 when he retired. Prior to joining Brooks in 2003, he ran several divisions at KLA-Tencor, served as President and CEO of Hoya Micro Mask and was Vice President of Worldwide Sales for the EPI division of Monsanto/MEMC, where he started his career. Mr. Grady serves on the Board of Directors of Evergreen Solar Inc., Integrated Materials Inc., Finesse, LLC, Molecular Imprints Inc., Advanced Energy Industries, Inc. and Electro Scientific Industries, Inc. He holds a BS degree in engineering from Southern Illinois University and an MBA degree from the University of Houston, Clear Lake City.

Ernest L. Godshalk (age 63)—Ernest Godshalk has served as a member of our Board of Directors, as chairperson of our Audit Committee and as a member of the Nominating and Governance Committee since June 2006. Mr. Godshalk is Managing Director of ELGIN Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. From April 1999 until February 2001, Mr. Godshalk served as Varian Semiconductor’s Vice President and Chief Financial Officer. From November 1998 until April 1999, Mr. Godshalk was Vice President, Finance of the semiconductor equipment business of Varian Associates, Inc. Mr. Godshalk serves on the Board of Directors of GT Solar International Inc., Gloucester Adventure, Inc., and Hittite Microwave Corporation. He holds a BA degree from Yale University and an MBA degree from Harvard Business School.

Bobby Cheng (age 60)—Bobby Cheng has served as a member of our Board of Directors since September 2008. He began his career as Asia Regional Marketing Director with Texas Instruments, Inc., and over subsequent years held regional leadership roles in Asia-Pacific with computer systems and related companies, including Digital Equipment Corp., Computervision, Inc., International Computer Limited (ICL) and Autodesk, Inc. In 1993, he founded his own IC tooling and supply chain company. Since selling his company in 1998, he has consulted on business strategies in Asia for clients such as Jabil Circuit, Inc., and World Bank-IFC. He has served on the board of governors for the Singapore Institute of Management and a committee for the Singapore Stock Exchange. He served on the Board of Courts from March through December 2008 and is the non-executive chairman of IVCG Corporation, an investment holding company he founded with other partners in 2006.

Mr. Barnes, a Class III Nominee, Is Standing for Re-Election to Serve Until the 2010 Annual General Meeting of Shareholders.

Keith L. Barnes (age 57)— Keith Barnes has served as our President and Chief Executive Officer since May 2006, as a member of our Board of Directors since June 2006, and as Chairman of our Board of Directors since July 2007. From October 2003 through April 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit probe manufacturer located in San Jose, California. From August 2002 to October 2003, Mr. Barnes was Vice Chairman of the Board of Directors of Oregon Growth Account and a management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (“IMS”), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the

Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes is on the Board of Directors of Cascade Microtech, Inc. and is a Regent at The University of Portland. Mr. Barnes holds a BSES degree from California State University, San Jose.

The following Class I Directors Are Not Standing for Re-election, and are Currently Serving a Term of Office Expiring at the 2011 Annual General Meeting of Shareholders.

C. Scott Gibson (age 56)—C. Scott Gibson has served as a member of our Board of Directors, Audit Committee and as the chairman of our Nominating and Governance Committee since June 2006. Mr. Gibson also served as chairman of our Compensation Committee from June 2006 to September 2008. Mr. Gibson has served as our Lead Independent Director since July 2007. Mr. Gibson has served on the Board of Directors of Radisys Corporation, a global supplier of embedded computing solutions for automation, telecommunications and other industries, since June 1993 and as chairperson of its Board of Directors since October 2002. From January 1983 through March 1992, Mr. Gibson co-founded Sequent Computer Systems, Inc., a computer systems company, and served as President from January 1988 to March 1992. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Mr. Gibson serves on the Board of Directors of several other companies, including TriQuint Semiconductors, Inc., Pixelworks, Inc., Northwest Natural Gas Company and Electroglas, Inc. He also serves on the Board of Trustees of Franklin W. Olin College of Engineering, is the Vice Chairman of the Oregon Health and Sciences University Governing Board of Trustees, and serves as a director of the Oregon Community Foundation. Mr. Gibson holds a BSEE degree and an MBA degree from the University of Illinois.

Eric Meurice (age 52)—Eric Meurice has served as a member of our Board of Directors since November 2006. Mr. Meurice has served as the President, Chief Executive Officer and Chairman of the Board of Management of ASML Holding, a manufacturer of lithography equipment and supplier to the semiconductor industry, since October 2004. From March 2001 until he joined ASML, Mr. Meurice was Executive Vice President of Thomson Television Worldwide. Between 1995 and 2001, Mr. Meurice served as Vice President of Dell Computer, where he ran the Western and Eastern Europe regions and Dell’s emerging markets business within Europe, the Middle East and Africa. Mr. Meurice holds a Master’s degree in applied economics from the Sorbonne University in Paris, France, a Master’s degree in mechanics and energy generation from the École Centrale de Paris, and an MBA from Stanford University.

Claudine Simson (age 55)—Claudine Simson has served as a member of our Board of Directors and Compensation Committee since November 2006. Dr. Simson served as a member of our Audit Committee from November 2006 to January 2009. Dr. Simson is Executive Vice President and Chief Technology Officer of LSI Corporation. Dr. Simson served as Corporate Vice President and Chief Technology Officer of Motorola Inc. and its semiconductor product sector spin-off, Freescale Semiconductor, from April 2003 to April 2006. Prior to joining Motorola, from September 2002 to March 2003, Dr. Simson served as Chief Technology Officer at IPVALUE Management Inc., an emerging company specializing in the commercialization of corporate intellectual property. Prior to joining IPVALUE, Dr. Simson was with Nortel Networks for 23 years, holding senior executive positions including General Manager of Nortel’s Semiconductor Business and Vice President of Global Technology Research and Intellectual Property. Dr. Simson received a Bachelor’s degree in electrical engineering and a Ph.D. in semiconductor physics from l’Institut National des Sciences Appliquées in Toulouse, France.

The following Class III Director Is Not Standing for Re-election, and is Currently Serving a Term of Office Expiring at the 2010 Annual General Meeting of Shareholders.

Steven W. Berglund (age 57)—Steven Berglund has served as a member of our Board of Directors and as a member of our Audit Committee since January 2008. Mr. Berglund joined Trimble Navigation Limited as President and CEO in March 1999, and has diverse industry experience, including engineering, manufacturing, finance, and global operations. Prior to joining Trimble Navigation Limited, he was President of Spectra Precision, a unit of Spectra-Physics AB, and a pioneer in the development of laser systems. In the early 1980s, Mr. Berglund spent a number of years at Varian Associates in Palo Alto, California, where he held roles in planning and manufacturing. He began his career as a process engineer at Eastman Kodak in Rochester, New York. Mr. Berglund serves on the Board of Directors of Trimble Navigation Limited and World Education Services. He attended the University of Oslo and the University of Minnesota, where he received a BS in chemical engineering. Mr. Berglund also received an MBA from the University of Rochester.

The Board of Directors recommends a vote FOR

the re-election of Mr. Grady, Mr. Godshalk, Mr. Cheng and Mr. Barnes

to the Board of Directors.

CORPORATE GOVERNANCE

Standards of Business Conduct

We have adopted Standards of Business Conduct that apply to all of our employees and our directors. The Standards of Business Conduct is available on our website at http://investor.verigy.com/documents.cfm. Any amendment (other than technical, administrative or other non-substantive amendments) to, or material waiver (as defined by the SEC) of, a provision of the Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Standards of Business Conduct specified in the rules of the SEC, will be posted on our website.

Director Retirement Age

Under Section 153(2) of the Singapore Companies Act, Cap. 50, the office of a director of a public company becomes vacant at the conclusion of the Annual General Meeting of Shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Shareholder Communications With Our Board of Directors

Shareholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o General Counsel

Verigy US, Inc.

10100 North Tantau Avenue

Cupertino, CA 95014-2540

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

You may also communicate with our Board of Directors as a group online at http://investor.verigy.com/contactboard.cfm.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines. The Nominating and Governance Committee is responsible for overseeing the guidelines and periodically reviews them and makes recommendations to the Board of Directors concerning corporate governance matters. The Board of Directors may periodically amend the guidelines and may waive, suspend or repeal any of the guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board of Directors’ judgment or fiduciary duties.

Among other matters, the guidelines include the following items concerning the Board of Directors:

•	There should be a majority of independent directors on the Board of Directors.

•

The Board of Directors may, but is not required to, elect an independent director to serve as Lead Independent Director. The responsibilities of the Lead Independent Director include presiding at all meetings at which the Chairman is not present including executive sessions of the independent directors, calling meetings of the non-employee directors when necessary and appropriate, and performing such other duties as the Board of Directors may from time to time delegate.

•	Independent directors meet on a regular basis apart from other Board of Directors members and management representatives.

•

Directors are required to notify the Nominating and Governance Committee upon a change of employer, a significant change of position or retirement. After consultation with our Chief Executive Officer, the Nominating and Governance Committee will recommend to the Board of Directors whether such director shall be asked to continue his or her service or to offer his or her resignation from the Board of Directors.

•

Absent approval from the Nominating and Governance Committee, no director should serve on more than six public company boards, including our Board of Directors, nor should any member of our Audit Committee serve on more than four public company audit committees, including our Audit Committee.

•	The Audit, Compensation, and Nominating and Governance Committees shall consist entirely of independent directors.

•

The Board of Directors has access to, and may contact and meet with, any of our employees. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to company records and files and may contact other directors without informing our management of the purpose or even the fact of such contact.

•	The Board of Directors, together with the Compensation Committee, is responsible for overseeing succession planning and management development.

•	At least annually, the Board of Directors evaluates the performance of the Chief Executive Officer.

•

The Nominating and Governance Committee manages a process whereby the Board of Directors and its members are subject to annual evaluation of the effectiveness of the Board of Directors, and each committee of the Board of Directors is responsible for performing an annual evaluation of its effectiveness.

Shareholder Nominations to Our Board of Directors

Shareholders can recommend qualified candidates for our Board of Directors to the Nominating and Governance Committee by submitting recommendations to our General Counsel at 10100 North Tantau Ave., Cupertino, CA 95014-2540. Submissions which include the following requirements will be forwarded to the Nominating and Governance Committee for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills, and qualifications to serve as a director;

•

a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	a statement from the candidate that he or she consents to serve on the Board of Directors if elected; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Board of Directors

Our Articles of Association give our Board of Directors general powers to manage our business. The Board of Directors oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

The Board of Directors has determined that each of our directors is an independent director as defined by the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”), other than Mr. Barnes, who currently serves as our Chairman, Chief Executive Officer and President.

Our Board of Directors held a total of 10 meetings, and acted by written consent 4 times, during fiscal year 2008. All directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors together with the total number of meetings held by all committees of our Board of Directors on which he or she served, counting only those meetings during which such person was a member of our Board of Directors and of the respective committee. Our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board of Directors has adopted a policy that encourages each director to attend the Annual General Meeting of Shareholders, but attendance is not required. Mr. Barnes, Mr. Berglund, Mr. Gibson, Mr. Godshalk, Mr. Grady, and Mr. Meurice each attended the 2008 Annual General Meeting of Shareholders in person or via tele-conference.

Board of Directors Committees

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below provides current membership for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Keith Barnes	—	—	—
Bobby Cheng	—	—	—
C. Scott Gibson(1)	X	X	X(2)
Ernest Godshalk	X(2)	—	X
Edward Grady	—	X(2)	—
Eric Meurice	—	—	—
Claudine Simson	—	X	—
Steven Berglund	X	—	—

(1)	Lead Independent Director
(2)	Committee Chairperson

Audit Committee

The Audit Committee is currently composed of Ernest Godshalk, the chairperson of the committee, C. Scott Gibson and Steven Berglund, each of whom the Board of Directors has determined to be an independent director and to meet the financial experience requirements under both the rules of the SEC and NASDAQ. The Board of Directors has also determined that Mr. Godshalk is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of NASDAQ. The Audit Committee held 9 meetings during fiscal year 2008.

Our Board of Directors has adopted an Audit Committee charter that is available on our website at http://investor.verigy.com/documents.cfm. The Audit Committee is responsible for, among other things, assisting the Board of Director’s oversight of:

•	the quality and integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s appointment, compensation, retention, qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firms; and

•	related party transactions.

The Audit Committee’s principal functions are to:

•

monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent registered public accounting firm;

•

be directly responsible for the appointment, compensation, retention, oversight of the work and, if necessary, termination and replacement, of our independent registered public accounting firm (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•	facilitate communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors.

Compensation Committee

The Compensation Committee is currently composed of Edward Grady, the chairperson of the committee, Claudine Simson and C. Scott Gibson. The Board of Directors has determined that each member of the Compensation Committee is an independent director under applicable NASDAQ rules. Furthermore, pursuant to our Compensation Committee charter, our Board of Directors has determined that each member of the Compensation Committee is an outside director, as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, (the “Code”) and is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee held 6 meetings, and acted by written consent twice, in fiscal year 2008. The Compensation Committee is responsible for, among other things:

•	reviewing and making recommendations to our Board of Directors relating to the compensation policy for our officers and directors;

•	administering our equity-based incentive plans exclusively as they relate to our executive officers and directors and non-exclusively as they relate to other eligible participants;

•	approving all employment, severance, or change in control agreements or special or supplemental benefits applicable to our executive officers; and

•	producing an Annual Report on executive compensation for inclusion in our annual Proxy Statement.

Our Board of Directors has adopted a Compensation Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

Compensation Committee Interlocks and Insider Participation.    None of our executive officers serves on the Compensation Committee. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K of the rules and regulations of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of C. Scott Gibson, the chairperson of the committee, and Ernest Godshalk, each of whom our Board of Directors has determined to be an independent director under applicable NASDAQ rules. The Nominating and Governance Committee held 4 meetings in fiscal year 2008. The Nominating and Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of our Board of Directors and recommends corporate governance guidelines to the Board of Directors. Our Board of Directors has adopted a Nominating and Governance Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

One goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on our Board of Directors, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board of Directors and between the Board of Directors and management. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Members of the Board of Directors, management or a third party search firm typically suggests candidates for nomination to the Board of Directors. The Nominating and Governance Committee will also consider recommendations submitted by our shareholders that meet the specific requirements set forth above under “Shareholder Nominations to Our Board of Directors.” To date, we have not received any such recommendations from our shareholders.

In 2008, we retained a third-party search firm to assist the Nominating and Governance Committee in identifying and evaluating potential nominees. Once the Board of Directors determined to add one or more directors, the Nominating and Governance Committee considered the specific qualifications and skills a candidate should possess. Guided by those considerations, the search firm conducted research to identify viable candidates. It prepared a list for the Nominating and Governance Committee that included a brief biography of each candidate. The list was provided to, and discussed by, the Nominating and Governance Committee. The search firm then conducted further research on the candidates in whom the Nominating and Governance Committee had the most interest. The search firm then reported their results to the Nominating and Governance Committee.

DIRECTOR COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. In addition to the compensation provided to our non-employee directors detailed below, each non-employee director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and of committees of the Board of Directors, as well as reimbursement of expenses incurred for attendance at continuing education courses for directors. No director who is employeed by any Verigy group companies receives compensation for services rendered as a director. Accordingly, Mr. Barnes, our Chairman, Chief Executive Officer and President, does not receive compensation for his role as a director.

Equity Compensation

Initial Option Grants.     Under the automatic equity grant provisions of our 2006 Equity Incentive Plan, which we refer to as the 2006 Plan, each individual who first becomes a non-employee director receives:

•	a one-time grant of a non-statutory stock option to purchase that number of ordinary shares with an aggregate accounting value of $120,000; and

•	a one-time grant of restricted ordinary share units with an aggregate accounting value of $120,000.

The initial one-time option grants are granted on the date when the outside director first joins the Board of Directors. For purposes of determining the accounting value of the initial stock option grant, the accounting value is the value calculated using the same methodology that we applied for purposes of determining the accounting charge associated with similar equity-based awards. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility and option exercise patterns (expected life of the options and the risk-free interest rate). The fair value of restricted share units is determined based on the fair market value of Verigy’s ordinary shares on the date of grant. The restricted share units and stock options initially issued to non-employee directors vest in full on the first anniversary of the grant date. Settlement of the restricted share units occurs in a lump sum on the third anniversary of the grant date. During 2008, Mr. Berglund and Mr. Cheng received initial grants of stock options to purchase 10,681 ordinary shares and 16,027 ordinary shares at exercise prices of $27.17 and $18.47 per share, respectively, and initial grants of 4,049 restricted ordinary share units and 6,498 restricted ordinary share units, respectively. Employee directors and outside directors who were previously employees of Verigy are not eligible for the initial equity-based awards.

Yearly Option Grants.     Under the terms of the automatic option grant provisions of the 2006 Plan, on the date of each Annual General Meeting of Shareholders, each non-employee director, who did not receive an initial award in the same calendar year, automatically receives a non-statutory stock option, covering ordinary shares, with an aggregate accounting value of $60,000 on the date of grant. These options vest and are exercisable quarterly over a period of four quarters from the date of grant. Employee directors and outside directors who were previously employees of Verigy are not eligible for the annual equity-based awards.

Yearly Restricted Share Unit Awards.     Under the terms of the automatic restricted share unit grant provisions of the 2006 Plan, on the date of each Annual General Meeting of Shareholders, each non-employee director, who did not receive an initial award in the same calendar year, automatically receives a restricted share unit award consisting of such number of ordinary shares having an aggregate accounting value of $60,000 on the date of grant. The restricted share unit awards vest quarterly over a period of four quarters from the date of grant. Employee directors and outside directors who were previously employees of Verigy are not eligible for the annual equity-based awards.

Discretionary Grants.     Under the terms of the discretionary option grant provisions of the 2006 Plan, non-employee directors are eligible to receive non-statutory stock options, restricted shares, share units, or SARs granted at the discretion of the Compensation Committee. To date, our Compensation Committee has not made any discretionary grants to our non-employee directors.

Cash Compensation.     Verigy provides annual cash compensation to its non-employee directors as follows:

•	An annual cash retainer of $55,000 for service on our Board of Directors and for service as a member of any committees on which a director serves;

•	A supplemental annual retainer of $20,000 per year payable to the chairperson of the Audit Committee for the additional services rendered in connection with chairing such committee;

•	A supplemental annual retainer of $10,000 per year payable to the chairperson of the Compensation Committee for the additional services rendered in connection with chairing such committee;

•

A supplemental annual retainer of $5,000 per year payable to the chairperson of the Nominating and Governance Committee for the additional services rendered in connection with chairing such committee; and

•	A supplemental annual retainer of $15,000 per year payable to our Lead Independent Director for the additional services rendered in connection with this position.

Annual Cash Compensation.    Verigy’s cash-based compensation for non-employee directors is paid following each Annual General Meeting of Shareholders, making cash compensation, like the annual equity compensation, coincide with the directors’ terms of office.

The Compensation Committee reviewed the cash compensation levels payable to non-employee directors and elected to retain the annual rates approved at our 2008 Annual General Meeting of Shareholders, with the exception of the annual retainer to the chairperson of the Audit Committee, which was increased from $10,000 to $20,000.

Director Compensation Table

The following table summarizes the compensation earned by our non-employee directors for the 2008 fiscal year. Verigy’s cash-based compensation for non-employee directors is paid following each Annual General Meeting of Shareholders.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Steven Berglund	55,000	(3)	91,376	99,794	246,170
Eric Meurice	55,000	(3)	57,520	54,486	167,006
Claudine Simson	55,000	(3)	57,520	54,486	167,006
Edward Grady	56,389	(4)	108,769	111,827	276,985
C. Scott Gibson	84,167	(5)	57,219	54,177	195,563
Ernest Godshalk	65,000	(6)	57,219	54,177	176,396
Bobby Cheng	9,167	(7)	19,894	20,249	49,310
Paul Chan Kwai Wah	55,000	(8)	39,500	36,832	131,332

(1)	Represents amounts reported as fiscal year 2008 compensation in accordance with FAS 123R for stock awards issued to non-employee directors. In accordance with FAS 123R, the grant date value of share unit awards, which is equal to the number of restricted share units (“RSUs”) awarded multiplied by the fair market value per share on the date of award is expensed over the vesting period. Additional information on these stock awards, including grant date fair value computed in accordance with FAS 123R is set forth in the Director Equity Awards Table below.
(2)	Represents amounts reported as fiscal year 2008 compensation in accordance with FAS 123R for option awards issued to non-employee directors. In accordance with FAS 123R, the award date fair value of options, which is calculated using the Black-Scholes formula, is expensed over the vesting period. Additional information on these option awards, including grant date fair value computed in accordance with FAS 123R, is set forth in the Director Equity Awards Table below.

(3)	Represents the annual retainer of $55,000.
(4)	Represents the annual retainer of $55,000, and the pro rata retainer of $1,389 earned as chairperson of the Compensation Committee for service from September 10, 2008 through October 31, 2008.
(5)	Represents the $55,000 annual retainer, the $5,000 annual retainer as chairperson of the Nominating and Governance Committee, and the $15,000 annual retainer as our Lead Independent Director. In addition, Mr. Gibson was paid a pro rata retainer of $9,167 for eleven months of service as chairperson of the Compensation Committee, a position he held until September 10, 2008.
(6)	Represents the annual retainer of $55,000 and a retainer of $10,000 for services as chairperson of the Audit Committee.
(7)	Represents the pro rata annual retainer earned by Mr. Cheng for the period from his appointment as a director by the Board of Directors on September 1, 2008 through the fiscal year end of October 31, 2008.
(8)	Represents the annual retainer of $55,000. Our cash compensation for non-employee directors is paid in advance in full following each Annual General Meeting of Shareholders. Therefore, even though Mr. Chan Kwai Wah retired from our Board of Directors on September 1, 2008, he was paid the full amount of the annual retainer.

Director Equity Awards Table

The following table reports additional information related to the non-employee directors’ equity awards listed in the Director Compensation Table.

Name	Grant Date	Number of RSUs Granted (#)	Number of Shares Underlying Option Awards (#)	Option Exercise Price ($)	Grant Date Fair Value ($)	Vesting Term
Steven Berglund	1/1/2008	—	10,681	27.17	120,146	100% on 1st anniversary
	1/1/2008	4,049	—	—	110,011	100% on 1st anniversary(1)

C. Scott Gibson	4/11/2007	—	5,341	25.77	49,721	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	58,755	4 quarterly installments, beginning 7/15/2008
	4/11/2007	2,135	—	—	55,019	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	60,007	4 quarterly installments(1)

Ernest Godshalk	4/11/2007	—	5,341	25.77	49,721	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	58,755	4 quarterly installments, beginning 7/15/2008
	4/11/2007	2,135	—	—	55,019	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	60,007	4 quarterly installments(1)

Claudine Simson	4/11/2007	—	5,341	25.77	49,721	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	58,755	4 quarterly installments, beginning 7/15/2008
	4/11/2007	2,135	—	—	55,019	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	60,007	4 quarterly installments(1)

Eric Meurice	4/11/2007	—	5,341	25.77	49,721	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	58,755	4 quarterly installments, beginning 7/15/2008
	4/11/2007	2,135	—	—	55,019	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	60,007	4 quarterly installments(1)

Edward Grady	7/10/2007	—	10,443	29.16	115,432	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	58,755	4 quarterly installments, beginning 7/15/2008
	7/10/2007	3,773	—	—	110,021	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	60,007	4 quarterly installments(1)

Bobby Cheng	9/1/2008	—	16,027	18.47	126,320	4 quarterly installments, beginning 12/15/2008
	9/1/2008	6,498	—	—	120,018	4 quarterly installments(1)

Paul Chan Kwai Wah	4/11/2007	—	5,341	25.77	49,721	100% on 1st anniversary
	4/15/2008	—	7,596	19.08	14,689	4 quarterly installments, beginning 7/15/2008
	4/11/2007	2,135	—	—	55,019	100% on 1st anniversary(1)
	4/15/2008	3,145	—	—	14,997	4 quarterly installments(1)

(1)	All restricted share units pay out on the third anniversary of the award date.

PROPOSAL 5:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT

SINGAPORE AUDITOR FOR FISCAL YEAR 2009

AND AUTHORIZATION OF OUR DIRECTORS TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During fiscal year 2008, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the Board of Directors’ initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as the independent Singapore auditor for the fiscal year ending October 31, 2009. Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. The Board of Directors is thus requesting that the shareholders authorize the directors to fix the auditors’ remuneration for service rendered through the next Annual General Meeting of Shareholders. We expect a representative from PricewaterhouseCoopers LLP to be present at the 2009 Annual General Meeting of Shareholders. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the approval of the re-appointment of

PricewaterhouseCoopers LLP as independent Singapore auditor for fiscal year 2009 and authorization of the directors to fix its remuneration.

Principal Accountant Fees and Services

Set forth below are the aggregate fees paid for the services performed by our principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2007 and 2008. All audit and non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year 2008	Fiscal Year 2007
	(in thousands)	(in thousands)
Audit Fees	$2,138	$2,251
Audit-Related Fees	28	—
Tax Fees	231	—
All Other Fees	—	—

Total	$2,397	$2,251

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements included in our Annual Report on Form 10-K and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q during fiscal years 2007 and 2008. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees related to our acquisition of Invoys Corporation, completed in January 2008.

Tax Fees consist of fees incurred for the review of the net operating loss limitation study (Section 382 Study) relating to the Invoys acquisition, services relating to the adoption of Financial Accounting Standards Board Interpretation No. 48 and the review of state and federal tax returns.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL 6:

ORDINARY RESOLUTION TO APPROVE

NON-EMPLOYEE DIRECTOR CASH COMPENSATION,

CASH COMPENSATION FOR THE CHAIRPERSON OF THE AUDIT, COMPENSATION, AND

NOMINATING AND GOVERNANCE COMMITTEES, AND CASH COMPENSATION FOR

THE LEAD INDEPENDENT DIRECTOR

Under the laws of Singapore, we may provide cash compensation to our directors for services rendered in their capacity as directors only with the approval of our shareholders at a general meeting. As approved by the shareholders at the 2008 Annual General Meeting of Shareholders, cash compensation to our non-employee directors is paid following each Annual General Meeting of Shareholders, aligning directors’ cash compensation with their term of office. Accordingly, we are seeking shareholder approval to provide payment of the following cash compensation to our non-employee directors for the period of approximately 12 months from April 15, 2009, the day after our 2009 Annual General Meeting of Shareholders, through our 2010 Annual General Meeting of Shareholders (the “2009 cash payment cycle”) as follows:

•	cash compensation of $55,000 to each of our non-employee directors for services rendered as a director for the 2009 cash payment cycle;

•

appropriate pro rata cash compensation, based on our cash compensation of $55,000 for 12 months of service, to any new non-employee director who is appointed by the Board of Directors following the date of our 2009 Annual General Meeting of Shareholders, for services rendered as directors through our 2010 Annual General Meeting of Shareholders;

•	additional cash compensation of $15,000 to the Lead Independent Director of the Board of Directors for the 2009 cash payment cycle;

•	additional cash compensation of $20,000 to the chairperson of the Audit Committee for services rendered for the 2009 cash payment cycle;

•	additional cash compensation of $10,000 to the chairperson of the Compensation Committee for services rendered as chairperson for the 2009 cash payment cycle; and

•	additional cash compensation of $5,000 to the chairperson of the Nominating and Governance Committee for services rendered as chairperson of that committee for the 2009 cash payment cycle.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board of Directors and to continue to provide leadership for our company.

The Board of Directors recommends a vote FOR the resolution to approve the directors’, committee chairpersons’ and

Lead Independent Director’s cash compensation to be paid

for the 2009 cash payment cycle.

PROPOSAL 7:

ORDINARY RESOLUTION TO AUTHORIZE

ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2009 Annual General Meeting of Shareholders and continue until the earlier of (i) the conclusion of the 2010 Annual General Meeting of Shareholders or (ii) the expiration of the period within which the 2010 Annual General Meeting of Shareholders is required by the laws of Singapore to be held. The 2010 Annual General Meeting of Shareholders is required to be held no later than 15 months after the date of the 2009 Annual General Meeting of Shareholders and no later than six months after the date of our 2009 fiscal year end. The laws of Singapore allow for a one-time application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of the time in which to hold an Annual General Meeting of Shareholders of up to a maximum of three months.

The Board of Directors believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required, under NASDAQ rules, such as where we propose to issue ordinary shares that will result in a change in control of Verigy or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

The Board of Directors expects that we will continue to issue ordinary shares and grant options and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board of Directors believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject to applicable Singapore laws and NASDAQ rules. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

The Board of Directors recommends a vote FOR the resolution

to authorize ordinary share issuances.

PROPOSAL 8:

ORDINARY RESOLUTION TO RENEW

THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, NASDAQ rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. We refer to this general and unconditional mandate as the “Share Purchase Mandate,” and it allows our directors to exercise their authority to purchase or otherwise acquire our issued ordinary shares. At the 2008 Annual General Meeting of Shareholders, our shareholders approved the share repurchase mandate which provided our directors authority to acquire up to 10 percent, or approximately 6 million shares, of Verigy’s outstanding ordinary shares. Pursuant to this authority, as of February 19, 2009, Verigy had repurchased [            ] ordinary shares. The Share Purchase Mandate approved at the 2008 Annual General Meeting of Shareholders will expire at the conclusion of our 2009 Annual General Meeting of Shareholders. Accordingly, we are submitting this proposal to seek approval for the renewal of the Share Purchase Mandate from our shareholders at the 2009 Annual General Meeting of Shareholders. This resolution is proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to our directors to exercise all powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

If renewed by our shareholders at the 2009 Annual General Meeting of Shareholders, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2010 Annual General Meeting of Shareholders or the date by which the 2010 Annual General Meeting of Shareholders is required by law to be held.

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2009 Annual General Meeting, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased

We may purchase or acquire that aggregate number of our ordinary shares that is equal to 10% of the total number of issued ordinary shares outstanding as of (a) April 11, 2007 (the date of our last Annual General Meeting of Shareholders held before any resolution for the authority to repurchase shares was passed) or (b) April 14, 2009 (the date of the passing of this resolution), which ever is greater.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•

market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•

off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable NASDAQ listing rules, the rules of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•

the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•

in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected; and

•

in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital are permissible only so long as Verigy is solvent for the purposes of section 76F(4) of the Singapore Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of Verigy’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

Rationale for the Share Purchase Mandate

We believe that an approval of the Share Purchase Mandate at the 2009 Annual General Meeting of Shareholders will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 in the Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity. Based on our shareholdings as of February 19, 2009, we do not believe that the purchase of shares pursuant to the Share Purchase Mandate would cause any shareholder to become the holder of 30% or more of our outstanding ordinary shares. We therefore do not believe that the Share Purchase Mandate nor share purchases thereunder will have any material take-over implications.

The Board recommends a vote FOR the resolution

to approve the Renewal of Share Purchase Mandate.

EXECUTIVE OFFICERS

The names, current ages and positions of our executive officers as of the date of this Proxy Statement, are as follows:

Name	Age	Position
Keith Barnes	57	Chairman, Chief Executive Officer and President
Robert Nikl	53	Chief Financial Officer
Gayn Erickson	44	Vice President, Memory Test
Dietmar Höller	51	Vice President, Order Fulfillment
Kristen Robinson	46	Vice President, Human Resources
Pascal Rondé	46	Vice President, Sales, Service and Support
Kenneth Siegel	50	Vice President and General Counsel
Jorge Titinger	47	Chief Operations Officer
Hans-Juergen Wagner	49	Vice President, SOC Test

Keith Barnes has served as our President and Chief Executive Officer since May 2006, as a member of our Board of Directors since June 2006, and as the chairman of our Board of Directors since July 2007. From October 2003 through April 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit prober manufacturer located in San Jose, California. From August 2002 to October 2003, Mr. Barnes was a management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and Cadence Design Systems. Mr. Barnes is a director of Cascade Microtech, Inc. and a Regent at The University of Portland. Mr. Barnes holds a BSES degree from California State University, San Jose.

Robert Nikl has served as our Chief Financial Officer since June 2006. From September 2004 through May 2006, he served as Senior Vice President, Finance and Chief Financial Officer of Asyst Technologies, Inc., an integrated automated semiconductor solutions company. Prior to joining Asyst, Mr. Nikl held several positions from 1994 to 2003 in finance, operations management and administration with Solectron Corporation, a provider of electronics manufacturing and integrated supply chain services, most recently as corporate Vice President, Finance of Global Operations from 1999 to November 2003. Prior to joining Solectron in 1994, Mr. Nikl held a number of senior financial management positions for Xerox Corporation, including Vice President, Finance for Xerox Engineering Systems. Mr. Nikl is a certified public accountant with active licenses in the states of California and New York.

Gayn Erickson has served as our Vice President, Memory Test since February 2006. Prior to our separation from Agilent, Mr. Erickson served as Vice President of the Memory Test business within the Automated Test Group of Agilent beginning in May 2005. Prior to assuming that position, Mr. Erickson served as Vice President, Sales and Marketing of Agilent’s Memory Test business from August 2004 to May 2005. He served as Senior Marketing Manager of Agilent’s Memory Test business from 2000 to 2004. Mr. Erickson holds a BS degree in Electrical Engineering from Arizona State University.

Dietmar Höller has served as our Vice President, Order Fulfillment since February 2006. Prior to assuming that position, beginning in 2000, Mr. Höller served as the Director of Order Fulfillment for the SOC business of Agilent. Mr. Höller holds a Business degree from the University of Applied Sciences in Trier, Germany. He currently serves on the Board of the University of Reutlingen.

Kristen Robinson has served as our Vice President, Human Resources since February 2006. Prior to assuming that position, beginning in November 2005, Ms. Robinson served as Vice President, Human Resources of the Semiconductor Test Solutions Business of Agilent. Ms. Robinson served as Vice President, Global

Compensation and Benefits at Agilent from May 2004 to November 2005. She served as Strategic Human Resources Manager of Agilent from 2001 to 2004. Ms. Robinson was an Operations Manager of Agilent from 2000 to 2001. Ms. Robinson holds a BS degree in accounting from Boston College and an MBA from Northwestern’s J.L. Kellogg School of Management. She is a member of the Human Resources Policy Institute and a Council Member of the Conference Board.

Pascal Rondé has served as our Vice President, Sales, Service and Support since February 2006. Prior to assuming that position, Mr. Rondé served as the Vice President of Sales, Service and Support for the Automated Test Group of Agilent from October 2000 until joining Verigy in 2006. Mr. Rondé holds a Masters degree in Electronics Engineering from the Institut National des Sciences Appliquées in Lyon, France.

Kenneth Siegel has served as our Vice President and General Counsel since February 2006. Prior to assuming that position, Mr. Siegel was Senior Vice President and General Counsel of Agile Software Corporation from October 2003 to January 2006. Mr. Siegel served as Senior Vice President of Efficient Networks, Inc. from 2000 to 2002, and General Counsel from 2000 to 2001. Mr. Siegel holds a BA degree from the Monterey Institute of International Studies and a JD degree from University of California Hastings College of the Law.

Jorge Titinger has served as our Chief Operations Officer since June 2008. Prior to assuming that position, from November 2007 to June 2008, Mr. Titinger served as Senior Vice President of FormFactor, Inc.’s Product Business Groups. He previously held several executive leadership positions at KLA-Tencor Corporation, a leading supplier of process control and yield management solutions for semiconductor and related microelectronics industries. His roles during his tenure at KLA-Tencor from 2002 to 2007 included EVP of Global Operations and Chief Manufacturing Officer, Chief Administrative Officer, Senior Vice President and General Manager of KLA-Tencor’s Global Support Services and Field Operations Group. Prior to joining KLA-Tencor, Mr. Titinger held several executive positions at Applied Materials from 1997 to 2002. Mr. Titinger holds a BS and MS in Electrical Engineering and an MS in Engineering Management from Stanford University.

Hans-Juergen Wagner has served as our Vice President, SOC Test since February 2006. Mr. Wagner served as Vice President, SOC Test, of the Semiconductor Test Solutions business of Agilent since September 2005. Prior to assuming that position, Mr. Wagner served as Vice President, High Speed Memory Test, of the Automated Test Group of Agilent from November 2004 to September 2005. He served as Vice President, Computer Test at Agilent from 2002 to 2004. Mr. Wagner was a Research and Development Manager in the Automated Test Group at Agilent from 1998 to 2003. Mr. Wagner has a Masters degree in engineering from the Technical University in Stuttgart, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement explains how Verigy’s executive compensation programs are designed and operate with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO), and three other most highly compensated executive officers in fiscal 2008 (referred to as our Named Executive Officers). This section also identifies the material elements and objectives of compensation awarded to the Named Executive Officers in fiscal 2008, and the reasons supporting such awards. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included in this Proxy Statement.

Overview

We believe that the quality, experience, skills, engagement and dedication of our executive officers are critical factors affecting Verigy’s performance and our ability to drive long-term growth of shareholder value. These factors guide our primary executive compensation philosophy: that total compensation should be established at a competitive level to attract, motivate and retain the superior executive talent necessary to achieve our business objectives. Our compensation philosophy recognizes that we compete for superior executive talent in a highly competitive market and that retention of executive talent is enabled through reinforcement of a strong pay for performance compensation system which provides the opportunity to earn above average compensation in return for business and financial success, and the sustained delivery of the results, leadership and innovation necessary to drive long-term growth of shareholder value.

We regularly monitor trends, conduct benchmarking studies and generally strive to position our executives’ overall compensation between the 25th and 75th percentiles of compensation levels of our peer groups. However, we do not adhere to specific formulas, internal pay multiples or market positioning when determining any individual executive’s compensation.

Fiscal Year 2008 Changes to Executive Compensation

Generally, the material elements and objectives of Verigy’s compensation program did not change from fiscal 2007 to fiscal 2008. However, the Compensation Committee did simplify performance metrics and better align short term incentives with shareholder interests for fiscal 2008. A portion of the short term incentives was based on Total Shareholder Return (TSR) relative to a peer group of 19 semiconductor equipment companies. TSR measures the share price appreciation and dividends paid during a specified period. Relative TSR reflects how well Verigy performed for shareholders compared to an industry peer group and supports our philosophy of focusing executive officers on delivering value to shareholders over time.

Determining Compensation in 2008

The Compensation Committee relied substantially on support from management and external advisors in making determinations for the fiscal year 2008 executive compensation program.

Role of Management.     During fiscal year 2008, the Compensation Committee received support from the Vice President of Human Resources in coordinating its regular activities and conducting its duties and responsibilities. Additional support was provided by the Vice President and General Counsel on certain legal matters. The CEO provided recommendations for the Compensation Committee’s consideration with respect to compensation actions for other executive officers.

Role of External Advisors.     Since fiscal year 2006, Frederic W. Cook & Co., has served as the Compensation Committee’s independent compensation consultant. The Compensation Committee relied extensively on a benchmarking study prepared by the consultant in 2007 in determining the 2008 program. The consultant did not perform any services on behalf of management. The consultant attended many of the

Compensation Committee meetings, and met in executive session without the presence of management at most of these meetings. No other consultants or advisors were retained by either management or the Compensation Committee in connection with determining the fiscal year 2008 executive compensation program.

We utilized the processes described below in determining the fiscal year 2008 executive compensation program:

Benchmarking.     We reviewed a study of compensation paid to executives at peer companies from the semiconductor and semiconductor equipment industries. These industries were selected as they represented the primary competitors to Verigy for labor and investment capital.

Peer companies were selected by the consultant on the basis of objective industry classifications (Global Industrial Classification codes) and financial size criteria (market capitalization and revenues). The Compensation Committee reviewed and approved the group of peer companies selected by the consultant. In addition, a Radford Executive Compensation Report of semiconductor equipment and related industries was used to supplement market references for the executives, excluding the CEO, who was compared only to the peer companies noted below.

15 SEMICONDUCTOR EQUIPMENT PEERS

Advanced Energy Industries, Inc. ATMI, Inc. Brooks Automation, Inc. Cabot Microelectronics Corporation Cymer, Inc.	Entegris, Inc. FEI Company FormFactor, Inc. KLA-Tencor Corporation Lam Research Corporation	MKS Instruments, Inc. Novellus Systems, Inc. Teradyne, Inc. Tessera Technologies, Inc. Varian Semiconductor Equipment Associates, Inc.

17 SEMICONDUCTOR PEERS

Amkor Technology, Inc. Atheros Communications, Inc. Atmel Corporation Cree, Inc. Cypress Semiconductor Corporation Diodes Incorporated	Hittite Microwave Corporation Microsemi Corporation ON Semiconductor Corporation PMC-Sierra, Inc. Power Integrations, Inc. RF Micro Devices, Inc.	Semtech Corporation Silicon Laboratories, Inc. Skyworks Solutions, Inc. Spansion, Inc. TriQuint Semiconductor, Inc.

Assessment of Company Performance.     The Compensation Committee reviews our operating results and total shareholder returns against internal budgets and relative to peer companies. The Compensation Committee considers such performance when determining the compensation levels in relation to the market, though adjustments to actual compensation may be subjective.

Assessment of Individual Performance.     The Compensation Committee also reviews the performance of individual executives as a factor in determining compensation levels. For all Named Executive Officers, except the CEO, the Compensation Committee relies on the CEO to provide regular updates regarding their performance and recommendations regarding adjustments to all compensation components. A rigorous CEO performance process was applied to assess fiscal year 2008 performance. For fiscal year 2008, this included the use of a performance assessment survey completed by all members of the Board of Directors, discussions during executive sessions of both the Compensation Committee and Board of Directors meetings, feedback discussions between the Lead Independent Director, Compensation Committee chairman and direct reports of the CEO and a self-assessment by the CEO. The Compensation Committee reviewed the performance associated with a broad set of financial and strategic measures.

Components of Total Compensation for Fiscal Year 2008

In support of our compensation philosophy, the fiscal year 2008 executive compensation program consisted of five primary components: base salary, short-term incentives, long-term incentives, benefits and perquisites, and severance agreements.

Base Salary.     Base salary is an important component of our overall compensation program as it serves as the primary recruitment and retention tool. It is important to carefully consider the impact of any changes to base salary, as changes may affect other components of compensation. For example, short-term incentive opportunities, certain benefit and potential severance payments are each based on salary levels. For fiscal year 2008, salaries were believed to be near the peer group’s median for all Named Executive Officers. Salaries were reviewed and set at the beginning of fiscal year 2008 based on competitive practices as reported by the consultant and overall performance and value to Verigy based on assessment by the CEO for other executive officers and on evaluation by the Board of Directors for the CEO.

Short-Term Incentives.     Each Named Executive Officer is assigned an annual target bonus opportunity which is expressed as a percentage of base salary. Bonuses are provided in order to motivate and reward for the achievement of certain financial and shareholder goals necessary to create long-term shareholder value. Maximum payout for superior performance is 200% of target bonus. The Compensation Committee determines individual target bonuses based on recommendations by the CEO (with respect to the non-CEO officers), review of our peer companies groups and advice from the consultant. For fiscal year 2008, we believe that the individual target percentages were at or slightly below the peer groups’ median.

Actual bonuses were earned for performance during two six-month periods during fiscal year 2008. The Compensation Committee has determined that it is appropriate to use six months as the measurement period in light of the difficulty of setting annual goals (or longer) within a volatile and rapidly-changing environment. The Compensation Committee defined and measured performance within three categories, mid-cycle profit margin, semi-annual operating profit margin and relative total shareholder return. The Compensation Committee selected the categories and designed the relative weightings to align with each executive’s ability to deliver results for the top priorities within the officer’s specific area of accountability as well as influence the overall performance of Verigy. The Compensation Committee determines bonus metrics and goals at the beginning of each six-month performance period, and they are not adjusted during the period. While the Compensation Committee retains the right to make discretionary adjustments to the final payouts, it did not make any adjustments in fiscal year 2008.

The following table contains performance metrics and the associated target and final payouts expressed as a percentage of base salary for each of the Named Executive Officers. These weightings were effective for both the first and second halves of the fiscal year 2008.

	(1)	(2)	(3)	(4)
Name	Mid-Cycle Profit Margin	Semi-Annual Operating Profit Margin	Product Family Financial Results	Relative Total Shareholder Return Results	Total Target Payout	Actual Payout
Keith Barnes	15	50	—	35	100	79.7
Robert Nikl	15	30	—	25	70	53.6
Hans-Juergen Wagner	15	—	25	20	60	49.1
Pascal Rondé	15	25	—	20	60	45.2
Gayn Erickson	15	—	25	20	60	36.3

(1)

Mid-Cycle Operating Profit Margin metric measured achievement against a mid-industry cycle pro forma operating profit margin which includes FAS 123R expense, but excluded acquisition costs associated with Inovys and inventory write-off costs. The goal was consistent with the overall mid-cycle financial model we used to manage our operations. This portion of the executives’ bonus was consistent with the broader all-employee variable pay program which was implemented company-wide in order to vary payroll costs over the course of the volatile industry cycles. Payouts were based on results for each six-month period against the goal.

	Mid-Cycle Operating Profit Margin
	Threshold	Target	Maximum	Actual
First Half	5.0%	15.5%	23%	11.6%
Second Half	5.0%	15.5%	23%	7.0%

(2)	Semi-Annual Operating Profit Margin metric measured achievement against budgeted pro forma operating profit margin, for each six-month period. The goals were set based on the formal internal operating plan and had thresholds and maximums that took into consideration industry dynamics for the prospective period and other competitive intelligence. The goals were intended to be challenging and require close management of all aspects of the business in order to be achieved.

	Semi-Annual Operating Profit Margin
	Threshold	Target	Maximum	Actual
First Half – Corporate	11.5%	14.2%	20.8%	11.6%
Second Half – Corporate	6.1%	9.4%	13.1%	7.0%

(3)	Product Family Financial Results measured short-term operating profit for the SOC Test and Memory Test product families against budgeted goals for each six-month period. These metrics applied only to the heads of the product families. Goals were designed to promote the achievement of the corporate goals stated above. Product family results were not previously disclosed to investors, and we believe it is important to maintain confidentiality as this information could place us at a disadvantage with customers, vendors, suppliers and competitors. However, the Compensation Committee believed the achievement at the target levels or above was difficult and would contribute significantly to the overall success of Verigy.

(4)	Relative TSR was added as a performance metric to reward executive officers in alignment with shareholder interests as measured by Verigy’s stock price at the beginning and end of fiscal 2008 relative to a peer group of 19 companies. The peer group of 19 semiconductor equipment companies includes Verigy’s direct competitors in the test solutions market, consisting of the peer companies listed below.

Advanced Energy Industries, Inc.	Advantest Corporation	ATMI, Inc.
Brooks Automation, Inc.	Cabot Microelectronics Corporation	Cymer, Inc.
Entegris, Inc.	FEI Company	FormFactor, Inc.
KLA-Tencor Corporation	Lam Research Corporation	LTX-Credence Corporation
MKS Instruments, Inc.	Novellus Systems, Inc.	Teradyne, Inc.
Tessera Technologies, Inc.	Varian Semiconductor Equipment Associates, Inc.	Verigy Ltd.

During 2008, the number of peer companies used to measure TSR declined by one due to the merger of LTX and Credence. The relative ranking of Verigy’s TSR was sixth out of 19 companies for the first half and fourth out of 18 companies for the second half.

	Relative Total Shareholder Return
	Threshold	Median	Top	Actual

First Half	-49%	-35%	-5%	-19%
Second Half	-60%	-55%	-17%	-40%

The design of the fiscal year 2009 short term incentive plan is similar to the 2008 plan.

Long-Term Incentives.     Long-term incentives help enable us to compete for and retain executive talent within a highly competitive market, while also aligning executive officers with the long-term value to shareholders. Executive officers are provided with a mix of stock options and restricted share units consistent with competitive practices as reported by the consultant and reflective of the executive officer’s overall performance and contributions. The values reported in the Summary Compensation Table under the Stock Awards and Option Awards columns reflected Verigy’s stock-based compensation expense as calculated under FAS 123R and expensed during 2008.

The Compensation Committee granted non-qualified stock options and RSUs to each of the Named Executive Officers during fiscal year 2008. Stock options feature 7-year maximum terms, and both stock options and RSUs are earned for continued service over a four-year period. Stock options were selected to represent compensation opportunities linked directly to shareholder value creation over a multi-year period, while RSUs were selected to establish significant, unvested equity positions and designed to retain our executives’ services during difficult periods which are inevitable in our industry. In addition to the process described above, the Compensation Committee took into account the existing holdings of each executive and any recent grants made in connection with new employment. The Compensation Committee believes the grants fell into approximately the 75th percentile of our peer groups’ levels on an absolute grant value basis.

Annual grant levels were finalized and approved on December 3, 2007, which was the date of a regularly scheduled Compensation Committee meeting that was set at the beginning of the fiscal year. These awards were expressed as a fixed number of stock options and RSUs, each representing approximately half of the total grant value. On that same date, the entire amount of RSUs and one-fourth of the stock options were granted. The remaining stock options were automatically granted over the remaining three quarters of 2008 on the third business day following the quarterly earnings announcement, except for the grants to Pascal Rondé which, in accordance with French regulations, were automatically granted on the 11th business day following the quarterly earnings announcements. The intent of this practice was to establish dollar-cost averaging of the exercise price and to mitigate the risk associated with a volatile share price.

Benefits & Perquisites.     The Named Executive Officers received the same health, welfare and retirement benefits as are available to other full-time employees. Each of Mr. Rondé and Mr. Wagner received certain benefits which differed from the other Named Executive Officers, either as a legal requirement or following customary practice in the particular country in which the executive is resident. Financial counseling services were available to the Named Executive Officers and payments ranging between $1,467 and $16,000 were made by Verigy for these services. Except as described elsewhere in this Proxy Statement for Mr. Barnes and Mr. Nikl, no other perquisites were offered to any Named Executive Officers.

Severance Payments Following a Change in Control.     As described more fully in the section below titled “Potential Payments Upon Termination or a Change in Control,” the Named Executive Officers, except for Pascal Rondé and Hans-Juergen Wagner, are covered under agreements which provide for cash severance and health-care benefits continuation if they are terminated following a change in control. All of the Named Executive Officers are covered under agreements which provide equity acceleration if they are terminated following a change in control. In addition, they will be provided gross-up payments if subject to an excise tax in connection with such benefits. Mr. Rondé would be eligible for certain payments after a change in control as required under French law, and Mr. Wagner would be eligible for certain payments after a change in control as required under German law.

The Compensation Committee believes the severance and change in control benefits serve our overall compensation objectives by providing a total competitive compensation package that assists in recruiting and retaining executive officers. Likewise, our change in control benefits will align executive efforts and shareholder interests by retaining key executives as needed during any transition period. Potential benefits under the agreements, including cash severance multiples, were approved following a review of peer company data and best practices conducted in 2007 by the consultant. The Compensation Committee considers the impact of the potential benefits under the agreements when considering changes in base salary and short-term incentive opportunities.

Executive Stock Ownership Guidelines; Hedging Prohibition; Recapture Policy

During 2008, executives were not subject to stock ownership guidelines. Our Insider Trading Policy prohibited our executives from margining Verigy securities or trading in derivative securities related to Verigy’s securities. No policy existed which would recapture or “claw-back” any past compensation earned solely as a result of performance which was subsequently diminished or eliminated following a restatement.

Deductibility Cap on Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our Named Executive Officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to Verigy, and its ability to effectively administer executive compensation in the long-term interests of shareholders. The Compensation Committee expects that the compensation for fiscal year 2008, except for minor amounts related to income from vested RSUs and bonus payments, will be fully deductible under Section 162(m) of the Code. Future compensation for outstanding stock options is intended to be fully deductible, while future compensation for short-term incentives and vesting of restricted share units is expected to be non-deductible to the extent that an individual’s compensation exceeds $1 million in the fiscal year that the compensation is realized.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation paid or earned by our Named Executive Officers, which are our Chief Executive Officer, Chief Financial Officer and our three highest paid executive officers (other than our CEO and CFO) for the fiscal years end October 31, 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(4)	Total ($)
Keith Barnes	2008	582,408	548,100	1,658,631	463,947	—		157,657	3,410,743
Chairman, Chief Executive Officer and President	2007	525,000	281,770	1,420,238	565,081	—		151,155	2,943,244

Robert Nikl	2008	335,076	214,661	328,912	189,352	—		87,660	1,155,661
Chief Financial Officer	2007	325,000	165,696	294,610	347,389	—		91,129	1,223,824

Gayn Erickson	2008	268,008	181,335	243,274	97,380	—		14,985	804,982
Vice President, Memory Test	2007	247,506	102,292	190,208	160,913	—		12,378	713,297

Pascal Rondé(5)	2008	351,179	564,840	272,984	165,352		(6)	16,559	1,370,914
Vice President, Sales, Service and Support	2007	330,198	457,007	169,189	177,854	13,643		5,475	1,153,366

Hans-Juergen Wagner(5)(7)	2008	289,867	181,335	236,023	148,614		(8)	10,397	866,236
Vice President, SOC Test

(1)	Restricted share units were granted pursuant to the Verigy Ltd. 2006 Equity Incentive Plan. The units pay out in an equal number of Verigy Ltd. ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The dollar amounts shown in the Summary Compensation Table are the dollar amounts recognized for financial statement reporting purposes with respect to our 2007 and 2008 fiscal years in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions.
(2)	Stock option awards were granted pursuant to the Verigy Ltd. 2006 Equity Incentive Plan. The options may be exercised for an equal number of Verigy Ltd. ordinary shares. The dollar amounts shown in the Summary Compensation Table are the dollar amounts recognized for financial statement reporting purposes with respect to our 2007 and 2008 fiscal years in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions.
(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column represent the total of two semi-annual bonus amounts paid under Verigy bonus plans in fiscal 2007 and 2008.
(4)	The amounts shown in the “All Other Compensation” are attributable to the following:

•

Mr. Barnes: (i) in fiscal year 2008, $6,160 for our profit–sharing contribution to his 401(k); $3,175 for financial planning assistance, $1,316 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference and $2,396 for Verigy’s reimbursement of expenses related to the trip; $66,275 allowance for living expenses, including rent, utilities, meals and car rental and $78,335 for tax gross-ups related to the allowance for living expenses; and (ii) in fiscal year 2007, $9,000 for our matching contribution to his 401(k) Plan; $6,160 for our profit–sharing contribution to his 401(k); $1,126 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference and $2,050 for Verigy’s of expenses related to the trip; $60,871 allowance for living expenses, including rent, utilities, meals and car rental, and $71,948 for tax gross-ups related to the allowance for living expenses.

•

Mr. Nikl: (i) in fiscal year 2008, $3,252 for our matching contribution to his 401(k) Plan; $3,575 for our profit–sharing contribution to his 401(k); $1,883 for financial planning assistance; $1,384 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference and $2,488 for Verigy’s reimbursement of expenses related to the trip; $34,356 allowance for living expenses and $40,722 for tax gross-ups related to the allowance for living expenses; and (ii) in fiscal year 2007, $9,000 for our matching contribution to his 401(k) Plan; $3,575 for our profit–sharing contribution to his 401(k) Plan; $3,371 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference and $2,283 for Verigy’s reimbursement of expenses related to the trip; and $33,359 allowance for living expenses and $39,541 for tax gross-ups related to the allowance for living expenses.

•

Mr. Erickson: (i) in fiscal year 2008, $2,608 for our matching contribution to his 401(k) Plan; $2,750 for our profit–sharing contribution to his 401(k) Plan; $8,000 for financial planning assistance; $582 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference; and $1,045 for Verigy’s reimbursement of expenses related to the trip; and (ii) in fiscal year 2007, $9,000 for our matching contribution to his 401(k) Plan; $2,750 for our profit-sharing contribution to his 401(k) Plan; and $628 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference.

•

Mr. Rondé: (i) in fiscal year 2008, $15,092 for Verigy’s cost of providing a company leased vehicle; $1,467 for financial planning assistance; and (ii) in fiscal year 2007, $3,580 for Verigy’s cost of providing a company leased vehicle; and $1,895 for tax gross-ups related to Verigy’s reimbursement to award winning executives for the cost of bringing their spouses to an off-site executive award conference.

•	Mr. Wagner: (i) in fiscal year 2008, $10,397 for Verigy’s cost of providing a company leased vehicle.

(5)	Amounts paid to Mr. Rondé and Mr. Wagner were paid in euros. For the purpose of this disclosure, we converted the euro amounts into US dollars at an exchange rate of 1.39745. This exchange rate was calculated by averaging the monthly exchange rate of 1.4683 reported by the Federal Reserve Bank of New York for the month of November 2007 (the first month of our 2008 fiscal year) and the monthly exchange rate of 1.3266 reported by the Federal Reserve Bank of New York for the month of October 2008 (the last month of our 2008 fiscal year).
(6)	Mr. Rondé: for fiscal year 2008, the amount of $(3,912) is attributable to the change in actuarial present value of his accumulated benefit since September 30, 2007, under a defined benefit pension plan in France. For fiscal year 2007, the amount of $13,643 is attributable to the change in actuarial present value of his accumulated benefit since September 30, 2006, under a defined benefit pension plan in France.
(7)	Mr. Wagner was not a Named Executive Officer in fiscal year 2007.
(8)	Mr. Wagner: for fiscal year 2008, the amount of $(9,402) is attributable to the change in actuarial present value of his accumulated benefit since September 30, 2007, under three defined benefit plans in Germany. These plans are the: (i) Pensionsplan (PPL) in which the change in pension value and nonqualified deferred compensation earnings in fiscal year 2008 was $(23,410); (ii) Zusatzversorgungsplan (ZVP) in which the change in pension value and nonqualified deferred compensation earnings in fiscal year 2008 was $8,736; and (iii) Basisversorgungsplan (BVP) in which the change in pension value in fiscal year 2008 was $5,372.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were earned during fiscal year 2008 by each Named Executive Officer. Option and restricted share unit grants to our Named Executive Officers during fiscal year 2008 were awarded pursuant to our existing equity compensation plans.

Name	Grant Date	Grant Approval Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Keith Barnes	12/3/07	12/3/07	45,000	—	—	1,189,350
	12/3/07	12/3/07	—	28,125	26.43	319,745
	2/25/08	12/3/07	—	28,125	19.99	244,977
	5/28/08	12/3/07	—	28,125	25.68	294,669
	8/26/08	12/3/07	—	28,125	18.91	228,060

Robert Nikl	12/3/07	12/3/07	19,200	—	—	507,456
	12/3/07	12/3/07	—	12,000	26.43	136,424
	2/25/08	12/3/07	—	12,000	19.99	104,524
	5/28/08	12/3/07	—	12,000	25.68	125,738
	8/26/08	12/3/07	—	12,000	18.91	97,306

Gayn Erickson	12/3/07	12/3/07	12,000	—	—	317,160
	12/3/07	12/3/07	—	7,500	26.43	85,265
	2/25/08	12/3/07	—	7,500	19.99	65,327
	5/28/08	12/3/07	—	7,500	25.68	78,587
	8/26/08	12/3/07		7,500	18.91	60,816

Pascal Rondé	12/3/07	12/3/07	14,000	—	—	370,020
	12/12/07	12/3/07	—	8,750	26.69	101,404
	3/6/08	12/3/07	—	8,750	18.82	71,228
	6/9/08	12/3/07	—	8,750	24.83	90,760
	9/8/08	12/3/07	—	8,750	19.00	70,837

Hans-Juergen Wagner	12/3/07	12/3/07	12,000	—	—	317,160
	12/3/07	12/3/07	—	7,500	26.43	85,265
	2/25/08	12/3/07	—	7,500	19.99	65,327
	5/28/08	12/3/07	—	7,500	25.68	78,587
	8/26/08	12/3/07	—	7,500	18.91	60,816

The option grants to the Named Executive Officers in fiscal year 2008 were approved by the Compensation Committee on December 3, 2007 in the form of four-tranche option awards in order to provide cost-averaging of the exercise prices of the grants over a period of several future quarters. The option is divided into four tranches of 25% each of the total number of shares granted. The exercise price for the first 25% of the shares is the fair market value (closing price) of Verigy’s ordinary shares on December 3, 2007, the date of grant. The second, third, and fourth tranches were priced at the fair market value (closing price) of Verigy’s ordinary shares on the third business day following the public announcement of Verigy’s financial results for the subsequent three financial quarters, respectively, except that the eleventh business day following the public announcement was used to price the options for Pascal Rondé in order to comply with regulations for tax qualified plans in France. In the event of a termination of employment for any reason, the price of any previously awarded but un-priced tranche is fixed as of the last trading day preceding the date of termination. In the event that a change in control is announced, the price of any previously awarded but un-priced tranche is fixed as of the last trading day preceding the day of announcement of the change in control transaction.

Vesting of the overall option grants is quarterly over a period of four years from the award date. The first tranche vests over a period of 16 quarters from the award date; the second tranche vests over a period of 15 quarters, with the first installment vesting on June 13, 2008; the third tranche vests over a period of 14 quarters, with the first installment vesting on September 13, 2008; and the fourth tranche vests over a period of 13 quarters, with the first installment vesting on December 13, 2008.

The options are nonqualified and have a maximum term of seven years. The options are nontransferable except in the event of an optionee’s death. Options cease to vest upon termination of employment.

Except for Mr. Barnes, a period of 12 months is added to the actual length of the executive’s service for the purpose of determining the vested portion of the option upon termination of employment due to death, disability, retirement due to age or other termination event not in connection with a change in control, as defined in the severance agreements, and the vested options may be exercised for up to 15 months. The vesting is prorated on the basis of the full months of service completed by the executive since the vesting commencement date of the option. For Mr. Barnes, the options would become fully vested and be exercisable for up to 15 months in the event of termination of employment due to death, disability, retirement due to age or other termination event not in connection with a change in control, as defined in his severance agreement.

Upon a termination event in connection with a change in control, as defined in the severance agreements, the options for the Named Executive Officers would become fully vested and exercisable for a period of up to two years from the termination date.

Shares reported in the “Stock Awards” column are restricted share units granted pursuant to the 2006 Equity Incentive Plan. The units pay out in an equal number of our ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The units vest in 16 equal quarterly installments from the date of the award. Pursuant to the severance agreements, for the Named Executive Officers, except for Mr. Barnes, in the event of termination of employment due to death, disability, retirement due to age or other termination event not in connection with a change in control, as defined in the severance agreements, a period equal to 12 months will be added to the actual length of the executive’s service for the purpose of determining the vested portion of share unit awards that are outstanding as of the termination date, and the vested units will be immediately distributed (unless delayed payout is required to comply with Section 409A of the Internal Revenue Code). The vesting is pro rated on the basis of the full months of service completed by the executive since the vesting commencement date of the share units. For Mr. Barnes, all share unit awards that are outstanding as of the termination event will become fully vested and immediately distributed (unless delayed payout is required to comply with Section 409A of the Code). For all the Named Executive Officers, upon a termination event in connection with a change in control, as defined in the severance agreements, all outstanding share units will become fully vested and paid out.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table sets forth the information regarding outstanding options and restricted share units held by the Named Executive Officers as of October 31, 2008.

	Option Awards							Stock Awards
Name (#)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		*Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith Barnes	188,000	(1)	375,000	(2)	15.00	06/12/2013		—		—
	4,648	(3)	5,977	(4)	18.04	12/12/2013		—		—
	4,248	(5)	6,377	(4)	23.42	12/12/2013		—		—
	3,790	(6)	6,835	(4)	28.39	12/12/2013		—		—
	3,268	(7)	7,357	(4)	25.05	12/12/2013		—		—
	5,271	(8)	22,854	(9)	26.43	12/02/2014		—		—
	3,750	(10)	24,375	(9)	19.99	12/02/2014		—		—
	2,008	(11)	26,117	(9)	25.68	12/02/2014		—		—
	—		28,125	(9)	18.91	12/02/2014		—		—
	—		—		—	—		26,668	(12)	386,686
	—		—		—	—		11,591	(4)	168,070
	—		—		—	—		36,564	(9)	530,178

Robert Nikl	28,813	(13)	57,629	(14)	14.75	06/20/2013		—		—
	2,184	(3)	2,816	(4)	18.04	12/12/2013		—		—
	1,998	(5)	3,002	(4)	23.42	12/12/2013		—		—
	1,785	(6)	3,215	(4)	28.39	12/12/2013		—		—
	1,536	(7)	3,464	(4)	25.05	12/12/2013
	2,250	(8)	9,750	(9)	26.43	12/02/2014		—		—
	1,600	(10)	10,400	(9)	19.99	12/02/2014		—		—
	857	(11)	11,143	(9)	25.68	12/02/2014		—		—
	—		12,000	(9)	18.91	12/02/2014		—		—
	—		—		—	—		8,476	(15)	122,902
	—		—		—	—		5,458	(4)	79,141
	—		—		—	—		15,600	(9)	226,200

Gayn Erickson	15,624	(16)	15,626	(2)	15.00	06/12/2013		—		—
	1,424	(17)	—		7.48	11/18/2012	(27)	—		—
	6,379	(18)	—		15.77	01/25/2014	(27)	—		—
	5,316	(19)	—		11.98	07/19/2014	(27)	—		—
	8,506	(20)	—		10.28	09/09/2014	(27)	—		—
	3,721	(21)	3,722	(22)	10.19	01/23/2015	(27)	—		—
	4,921	(3)	6,329	(4)	18.04	12/12/2013		—		—
	4,500	(5)	6,750	(4)	23.42	12/12/2013		—		—
	4,015	(6)	7,235	(4)	28.39	12/12/2013		—		—
	3,460	(7)	7,790	(4)	25.05	12/12/2013		—		—
	1,404	(8)	6,096	(9)	26.43	12/02/2014		—		—
	1,000	(10)	6,500	(9)	19.99	12/02/2014		—		—
	535	(11)	6,965	(9)	25.69	12/02/2014		—		—
	—		7,500	(9)	18.91	12/02/2014		—		—
	—		—		—	—		2,085	(12)	302,325
	—		—		—	—		12,266	(4)	177,857
	—		—		—	—		9,750	(9)	141,375

	Option Awards							Stock Awards
Name (#)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		*Market Value of Shares or Units of Stock That Have Not Vested ($)

Pascal Rondé(28)	—		62,500	(23)	15.00	06/12/2013		—		—
	—		7,500	(4)	18.04	12/12/2013		—		—
	—		7,500	(4)	25.51	12/12/2013		—		—
	—		7,500	(4)	28.78	12/12/2013		—		—
	—		7,500	(4)	25.61	12/12/2013		—		—
	—		8,750	(9)	26.69	12/11/2014		—		—
	—		8,750	(9)	18.82	12/11/2014		—		—
	—		8,750	(9)	24.83	12/11/2014		—		—
	—		8,750	(9)	19.00	12/11/2014		—		—
	—		—		—	—		4,167	(12)	6,043
	—		—		—	—		14,600	(24)	211,700
	—		—		—	—		14,000	(25)	203,000

Hans-Juergen Wagner	15,624	(16)	15,626	(2)	15.00	06/12/2013		—		—
	7,442	(18)	—		15.77	01/25/2014	*	—		—
	12,759	(26)	6,380	(22)	10.19	01/23/2015	*	—		—
	4,921	(3)	6,329	(4)	18.04	12/12/2013		—		—
	4,500	(5)	6,750	(4)	23.42	12/12/2013		—		—
	4,015	(6)	7,235	(4)	28.39	12/12/2013		—		—
	3,460	(7)	7,790	(4)	25.05	12/12/2013		—		—
	1,404	(8)	6,096	(9)	26.43	12/02/2014		—		—
	1,000	(10)	6,500	(9)	19.99	12/02/2014		—		—
	535	(11)	6,965	(9)	25.68	12/02/2014		—		—
	—		7,500	(9)	18.91	12/02/2014		—		—
	—		—		—	—		2,085	(12)	30,233
	—		—		—	—		12,266	(4)	177,857
	—		—		—	—		9,750	(9)	141,375

*	Market value is based on $14.50 per share, the closing price of Verigy’s ordinary shares on October 31, 2008.
(1)	Vested on 6/12/2008.
(2)	Vests in two equal installments 6/12/2009 and 6/12/2010.
(3)	Vested in seven equal quarterly installments with the first installment vesting on 3/13/2007.
(4)	Vests in nine equal quarterly installments with the next installment vesting on 12/13/2008.
(5)	Vested in six equal quarterly installments with the first installment vesting on 6/13/2007.
(6)	Vested in five equal quarterly installments with the first installment vesting on 9/13/2007.
(7)	Vested in four equal quarterly installments with the first installment vesting on 12/13/2007
(8)	Vested in three equal quarterly installments with the first installment vesting on 3/13/2008.
(9)	Vests in 13 equal quarterly installments with the next installment vesting on 12/13/2008.
(10)	Vested in two equal installments on 6/13/2008 and 9/13/2008.
(11)	Vested on 9/13/2008.
(12)	Vests in two equal installments on 6/12/2009 and 6/12/2010.
(13)	Vested on 6/20/2008.
(14)	Vests in two equal installments on 6/20/2009 and 6/20/2010.
(15)	Vests in two equal installments on 6/20/2009 and 6/20/2010.
(16)	Vested in two equal installments on 6/12/2007 and 6/12/2008.

(17)	Vested on 11/19/2006.
(18)	Vested in two equal installments on 1/26/2007 and 1/26/2008.
(19)	Vested in two equal installments on 7/20/2007 and 7/20/2008.
(20)	Vested in two equal installments on 9/10/2007 and 9/10/2008.
(21)	Vested on 1/24/2008.
(22)	Vested on 1/24/2009.
(23)	Vests on 6/12/2010.
(24)	Vests as to 50% of the shares on 12/13/2008. The remaining shares vest in eight equal quarterly installments with the first installment vesting on 3/13/2009.
(25)	Vests as to 50% of the shares on 12/13/2009. The remaining shares vest in eight equal quarterly installments with the first installment vesting on 3/13/2010.
(26)	Vested in two equal installments on 1/24/2007 and 1/24/2008
(27)	Replacement award for canceled unvested Agilent stock option grants as of 10/31/2006 pursuant to the merger agreement with Agilent Technologies, Inc. Replacement stock options granted to former Agilent employees retained the vesting schedule for the Agilent options they replaced.
(28)	Vested options for Pascal Rondé first become exercisable four years and one day from the grant date in order to qualify for favorable tax treatment under applicable regulations in France.

Options in the above table showing expiration dates of 12/12/2013, 12/2/2014 and 12/11/2014 were granted as four-tranche options. On December 13, 2006, our Compensation Committee adopted a form of four-tranche option award agreement for use with respect to annual option awards granted to our executive officers. The Compensation Committee adopted the four-tranche option approach in recognition of the volatility of the industry in which we compete. The purpose of the four-tranche option approach is to provide cost-averaging of the exercise prices of an award over a period of several future quarters rather than establish a single exercise price applicable to the entire award. By linking the automatic pricing mechanism to future announcements of financial results, the exercise prices of the second, third and fourth tranches are established at times when our insider trading window would generally be open and when the market has current information about our recent financial results and outlook. This mechanism, in effect, automates a quarterly grant approach by allowing a single award to be priced as if it had been awarded in four separate actions. The award agreement provides for accelerated pricing (but not accelerated vesting) in the event of a change in control or termination of employment. In the event that a change in control is announced, the price of any previously un-priced tranche is fixed as of the last trading day preceding the day of announcement of the change in control transaction. In the event of a termination of employment for any reason, the price of any previously un-priced tranche is fixed as of the last trading day preceding date of termination.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table summarizes the value realized by our Named Executive Officers on option award exercises and stock units vested during our 2008 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith Barnes	—	—	26,917	589,381
Robert Nikl	8,313	85,208	10,261	223,980
Gayn Erickson	—	—	8,739	185,778
Pascal Rondé	—	—	48,004	733,353
Hans-Juergen Wagner	5,316	106,745	8,739	185,778

All stock awards were issued as restricted share units under our 2006 Equity Incentive Plan. Upon vesting, restricted share units are paid out for our ordinary shares on a one for one basis.

Pension Benefits

The following table presents information regarding the defined benefit plans under which the benefits are determined by final compensation for Pascal Rondé and Hans-Juergen Wagner, the only Named Executive Officers with pension benefits. Mr. Rondé is employed by our subsidiary in France and, as such, the description below is that of the pension plan applicable in France. As of September 30, 2008, Mr. Rondé was credited with 16.83 years of service, which includes service with Hewlett Packard Company and Agilent Technologies, Inc., our predecessor companies. Mr. Wagner is employed by our subsidiary in Germany and, as such, the description below is that of the pension plans applicable in Germany. As of September 30, 2008, Mr. Wagner was credited with 23.75 years of service, which includes service with our predecessor companies.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Pascal Rondé(1)	Collective Bargaining Agreement of Métallurgie (ingénieurs et cadres)	16.83	38,060	—

Hans-Juergen Wagner(2)	Pensionsplan (PPL)	23.75	668,787	—
	Zusatzversorgungsplan (ZVP)	9.33	595,891	—
	Basisversorgungsplan (BVP)	3.75	11,857	—

(1)	Mr. Rondé is entitled to a lump sum payment on retirement at age 65 based upon final salary at retirement and length of company service. No payments are made for termination, death or disability prior to retirement. The amount payable is defined in the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres)”. Final salary is defined as total remuneration in the 12 months preceding retirement. This includes a 13th month bonus and variable and fixed bonuses, where paid. We have to pay a social charge equal to a percentage of the retirement indemnity to the government in addition to the retirement indemnity payable to the employee if the retirement is at the initiative of the employee. As of September 30, 2008, Mr. Rondé was credited with 16.83 years of service, which includes service with our predecessor companies. Assuming that Mr. Rondé retires at age 65, he will be entitled to 4 months’ salary as his benefit under the plan. The present value of the accumulated retirement benefit is based upon current remuneration (salary and bonuses) of EUR 368,833 ($519,686), a 6.25% discount rate, and an exchange rate as of September 30, 2008 of 1.409000 dollars for each euro.
(2)

The PPL and BVP plans provide for income replacement at retirement. The PPL is a defined benefit plan available to employees who joined Verigy’s predecessors before 1995, and provides a pension based on years of service and pensionable salary close to retirement. Additional accruals are earned under the BVP plan for PPL members from 2005 and onwards. In Mr. Wagner’s case, the BVP is a defined benefit plan that provides a pension based on years of service since 2005 and bonus close to retirement. The ZVP is a deferred compensation plan, open to employees who joined Verigy’s predecessors before 1995, and offers participants the opportunity to save for retirement via deferral of bonuses. The ZVP pays 6% interest per year on the deferred balance until payout. Under these plans, Mr. Wagner is entitled to (i) a monthly pension payment on retirement at age 65 (PPL and BVP); (ii) a lump sum payment at age 63 (ZVP) which is paid out in 6 annual installments; and (iii) in case of death or disability prior to retirement, an immediate monthly pension payment (PPL and BVP) and a lump sum payment at age 63 (ZVP) are made. In case of termination, the vested entitlement to retirement pension according to § 2 BetrAVG (occupational pension scheme act) has to be upheld and paid out at normal retirement age. The amount payable is defined in the pension plans (for PPL and ZVP) and in a works council agreement (for BVP). For PPL, final salary is defined as average of the monthly base salary of the last 24 months before retirement multiplied by 13. For BVP, only the semi-annual bonuses are pensionable. As of September 30, 2008, Mr. Wagner was credited with 23.75 years of service for PPL, which includes service with our predecessor companies, 9.33 years of service for ZVP and 3.75 years of service for BVP. The present value of the accumulated retirement of $1,276,535 as at September 30, 2008 is based upon a 6.25% discount rate and upon a monthly salary of $21,972.

Potential Payments Upon Termination or Change in Control

On December 16, 2006, Mr. Rondé and Mr. Wagner each entered into an Equity Award Modification Agreement that provides for severance benefits in the event of qualifying terminations of employment. On December 16, 2006, each of the named executive officers (except Mr. Rondé and Mr. Wagner) entered into a severance agreement with Verigy that provided for severance benefits in the event of qualifying terminations of employment. On March 6, 2008, we entered into an Amended and Restated Severance Agreement with the named executive officers (except Mr. Rondé and Mr. Wagner). The Amended and Restated Severance Agreements bring the agreements into compliance with Section 409A of the Code and the final regulations and other official guidance thereunder and replace in their entirety the original Severance Agreements. A more detailed description of the terms of the agreements follow the table below.

The key terms of the change in control arrangements for the named executive officers are as follows:

Name of Executive	Cash Severance Benefit absent change of control	Cash Severance Benefit with change of control	Equity Acceleration absent change of control	Equity Acceleration with change of control
Keith Barnes	1 times annual salary + pro rata bonus for year of termination + 1 times annual target bonus	2 times annual salary + pro rata bonus for year of termination + 2 times annual target bonus	Full Acceleration	Full Acceleration

Gayn Erickson and Robert Nikl	1 times annual salary + pro rata bonus for year of termination + 1 times annual target bonus	2 times annual salary + pro rata bonus for year of termination + 2 times annual target bonus	12 months’ Acceleration	Full Acceleration

Pascal Rondé	Per applicable law in France	Per applicable law in France	12 months’ Acceleration	Full Acceleration

Hans-Juergen Wagner	Per applicable law in Germany	Per applicable law in Germany	12 months’ Acceleration	Full Acceleration

Pursuant to these agreements, to receive the payments described below, the Named Executive Officer agrees to be bound by (i) a two-year non solicitation provision pursuant to which the Named Executive Officer can not solicit any employee of Verigy or our subsidiaries nor provide the names of employees to any other company that the officer has reason to believe will solicit the employee, and (ii) a one-year non-competition period during which time the executive agrees not to directly or indirectly, engage in any business that is a competitive business or enter the employ of, or render any services to, any person or entity (or any division of any person or entity) that engages in a competitive business. Potential payments due by Verigy under the severance agreements in the event of a qualifying termination are described in the tables below.

Termination Prior to a Change in Control:

Termination due to Death or Disability: In the event an executive’s employment (with the exception of Mr. Rondé and Mr. Wagner) is terminated as a result of death or disability, the executive (or his survivors) would be entitled to (i) a pro rata portion of the executive’s target bonus for the current performance period under our cash bonus plan, and (ii) immediate vesting of outstanding stock option and restricted share unit awards as if the executive had completed an additional 12 months of service. In addition, if the termination is due to disability, the executive would be eligible to continue health and welfare insurance benefits for him and his dependents at his own expense. If the executive elects COBRA continuation, Verigy would pay the premiums for the coverage of the executive and his dependents for a period of 12 months (or until the executive and his dependents are no longer eligible to receive COBRA continuation coverage).

In the event of a termination due to death or disability, Mr. Rondé and Mr. Wagner would be entitled to immediate vesting of outstanding stock option and stock awards as if they had completed an additional 12 months of service. In addition, Mr. Rondé would be eligible for certain payments as required under French law.

Termination by Verigy without Cause or by Executive for Good Reason:    In the event that the employment of Messrs. Erickson or Nikl is terminated by Verigy without cause, or the executive terminates his employment for good reason, the executive will be entitled to (i) an amount equal to the executive’s annual base salary and target bonus amount, paid in equal installments over the 12-month period following termination, (ii) a pro rata portion of the executive’s target bonus for the current performance period under Verigy’s Bonus Plan, (iii) immediate vesting of outstanding stock option and stock awards as if the executive had completed an additional 12 months of service, and (iv) if eligible, payment by Verigy of COBRA premiums for health and welfare insurance benefits for him and his dependents for a period of 12 months (or until the executive and his dependents are no longer eligible to receive COBRA continuation coverage).

In the event that the employment of Mr. Barnes is terminated by Verigy without cause or by him for good reason, he will be entitled to receive the same benefits as described above, except that all of his outstanding stock options and restricted share unit awards will immediately vest in full upon termination.

In the event that the employment of Mr. Rondé or Mr. Wagner is terminated by Verigy without cause or by him for good reason, he will be entitled to immediate vesting of outstanding stock option and restricted share unit awards as if he had completed an additional 12 months of service.

We have not entered into a cash severance agreements with Mr. Rondé or Mr. Wagner. Mr. Rondé would, however, be eligible for certain severance payments as required under French law. Mr. Rondé would also be eligible for certain severance payments as required under the applicable collective bargaining agreement in France in the event his employment was terminated other than for gross or willful misconduct (as defined under French law). If Mr. Rondé had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 10.4 times his average monthly compensation over the prior year (including base salary, bonuses, and the value of certain benefits). In the event of termination for good reason by Mr. Wagner, he would not be entitled to severance payments, but may be entitled to damages at the discretion of the court having jurisdiction. In the event of termination without cause, Mr. Wagner would be entitled to a minimum of 0.5 times his monthly salary per year of service. This severance payment is typically negotiated between the parties, or may be determined by a court, and may therefore exceed this minimum amount. If Mr. Wagner had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 11.5 times his last monthly salary (based on the assumption of 0.5 times his monthly salary).

The table below estimates payments that would have been due to each Named Executive Officer in the event his employment had been terminated by Verigy without cause or by the executive for good reason (or, for Mr. Rondé, in the event of a termination not for gross or willful misconduct), assuming the termination occurred on October 31, 2008.

Potential Payments in the Event of Termination Without Cause or by Executive for Good Reason(1)

			Intrinsic Value of Accelerated Equity Awards(3)
Name	Cash Severance ($)(2)	Benefit Continuation ($)	Options ($)	Restricted Stock ($)	Total ($)
Keith Barnes	1,164,816	15,000	—	1,084,752	2,264,568
Robert Nikl	569,629	15,000	—	195,418	780,047
Gayn Erickson	428,813	15,000	16,039	152,876	612,728
Pascal Rondé	481,228	—	—	142,525	623,753
Hans-Juergen Wagner	180,815	—	—	152,876	333,691

(1)	All calculations assume a $14.50 share price on the date of termination (actual closing price as reported on the NASDAQ Global Select Market on October 31, 2008).
(2)	Does not include pro rata bonus for year of termination, since bonus is assumed to have been earned for fiscal year 2008 performance.
(3)	For Mr. Barnes, represents intrinsic value of all unvested awards as of the assumed date of termination. For all other Named Executive Officers, represents intrinsic value of awards that would have vested over the 12 months following the assumed date of termination.

Termination In Connection With a Change in Control

Termination By Verigy Without Cause or by Executive for Good Reason:    In the event of the termination of any of the Named Executive Officers (with the exception of Mr. Rondé and Mr. Wagner) by Verigy without cause or by the executive for good reason either (i) within 24 months following the occurrence of a change in control of Verigy, (ii) within 3 months prior to a change in control or (iii) anytime prior to a change in control at the request of an acquirer, the executive would be entitled to receive (a) a lump sum payment equal to two times the sum of the executive’s annual base salary rate and target bonus, (b) a pro rata portion of the executive’s target bonus for the current performance period under Verigy’s Bonus Plan, (c) immediate vesting of all outstanding stock option and restricted share unit awards and (d) if eligible, payment by Verigy of COBRA premiums for health and welfare insurance benefits for him and his dependents for a period of 24 months (or until the executive and his dependents are no longer eligible to receive COBRA continuation coverage). In addition, in the event that the payments above are subject to the excise tax imposed by Code Section 4999 on “golden parachute” payments, Verigy will provide an additional gross-up payment so that the executive retains an amount equal to the payments he would have received if he had not been subject to the excise tax. However, if the excise tax could be avoided by a reduction of up to $25,000 in the payments to the executive, Verigy may reduce the payments to avoid triggering the excise tax.

In the event Mr. Rondé’s or Mr. Wagner’s employment is terminated by Verigy without cause or for good reason either (i) within 24 months following the occurrence of a change in control of Verigy, (ii) within 3 months prior to a change in control or (iii) anytime prior to a change in control at the request of an acquirer, Mr. Rondé and/or Mr. Wagner, as the case may be, would be entitled to immediate vesting of all outstanding stock option and restricted share unit awards. In addition, Messrs. Rondé and Wagner would be eligible for certain severance payments as described above in the section “Termination Prior to a Change in Control”.

The table below estimates payments that would have been due to each Named Executive Officer in the event his employment had been terminated by Verigy without cause or by the executive for good reason in connection with a change in control, assuming the termination occurred on October 31, 2008.

Potential Payments in the Event of a Change in Control Termination(1)

			Intrinsic Value of Accelerated Equity Awards(3)
Name	Cash Severance ($)(2)	Benefit Continuation ($)	Options ($)	Restricted Stock ($)	280G Excise Tax Gross Up ($)	Total ($)
Keith Barnes	2,329,632	30,000	—	1,084,752	—	3,444,384
Robert Nikl	1,139,258	30,000	—	428,203	—	1,597,462
Gayn Erickson	857,626	30,000	16,039	349,392	—	1,253,057
Pascal Rondé	481,228	—	—	344,440	—	825,668
Hans-Juergen Wagner	180,815	—	—	349,392	—	530,207

(1)	All calculations assume a $14.50 share price on the date of termination (actual closing price as reported on the NASDAQ Global Select Market on October 31, 2008).
(2)	Does not include pro rata bonus for year of termination, since bonus is assumed to have been earned for fiscal year 2008 performance.
(3)	Represents intrinsic value of all unvested awards as of the assumed date of termination.

For the purposes of the above agreements, “cause,” “change in control,” and “good reason” are defined as follows:

“Cause”:

(i) an unauthorized disclosure by the executive of confidential information or trade secrets, which results in material harm to Verigy;

(ii) a material breach by the executive of any agreement between the executive and Verigy;

(iii) Willful violation of Company policies resulting in material harm to Company;

(iv) the executive’s conviction of, or plea of “guilty” or “no contest” to, a felony;

(v) the executive’s gross negligence or willful misconduct resulting in material harm to Verigy;

(vi) Willful and continued failure to substantially perform duties after written notice; or

(vii) a failure by the executive to cooperate in good faith with a governmental or internal investigation of Verigy or its directors, officers or employees, if Verigy has requested such cooperation.

“Change in Control”:

(i) Consummation of merger, reorganization, consolidation or similar transaction, or sale of all or substantially all Company’s assets unless Company’s voting stock represents more than 50% of voting power of surviving entity;

(ii) The sale, transfer, or other disposition of all or substantially all of Verigy’s assets;

(iii) During any 24-month period, the incumbent directors at beginning of period (and directors elected or nominated by a majority vote of incumbent directors) cease to be majority of the Board of Directors; or

(iv) Acquisition of 30% of common stock or voting power by any person, or group A transaction shall not constitute a change in control if its sole purpose is to change the jurisdiction of Verigy’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Verigy’s securities immediately before such transaction.

“Good Reason”:

(i) A reduction in compensation, other than reductions that apply broadly to employees of Verigy;

(ii) A reduction in aggregate benefits under employee benefit plans;

(iii) Adverse change in duties or responsibilities;

(iv) Relocation to a worksite that is more than 25 miles from prior worksite; or

(v) Failure of a successor to Verigy to assume Verigy’s obligations under, or a material breach by Verigy or any successor to Verigy of any of the material provisions of, the executive’s Separation Agreement.

Indemnification Agreements

Article 92 of our amended and restated Articles of Association provides that, subject to the Singapore Companies Act, every director or other officer of Verigy and its subsidiaries and affiliates shall be entitled to be indemnified out of our assets against any liability incurred by him or her in defending any proceedings, civil or criminal, in which judgment is given in his or her favor, in which he or she is acquitted, or in connection with any application under the Singapore Companies Act in which relief is granted to him or her by the court.

The Singapore Companies Act prohibits a company from indemnifying its directors or officers against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any application under certain provisions of the Singapore Companies Act in which relief is granted to him or her by the court.

We have entered into indemnification agreements with our officers and directors that provide our officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. In addition, Verigy US, Inc., our primary U.S. subsidiary, has entered into indemnification agreements with each of our executive officers and directors that are substantially similar to the indemnity agreements between us, as the parent company, and each of our officers and directors and our direct and indirect subsidiaries. The U.S. indemnity agreement is intended to supplement the indemnity agreements with us as the parent company. The laws of the State of Delaware, where our primary U.S. subsidiary is incorporated, permit indemnification of directors and officers under a broader range of circumstances than is permitted under the laws of Singapore, where we are incorporated. As a result of these differences in law, our directors and officers and our subsidiaries may be entitled to indemnification under the U.S. Indemnity Agreements in circumstances where we would not be permitted to provide indemnification.

We have also obtained a policy of directors’ and officers’ liability insurance that is intended to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Offer Letter and Amendments with Our Chief Executive Officer

In April 2006, Keith Barnes accepted an offer to become our President and Chief Executive Officer, effective May 1, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated April 4, 2006. On May 29, 2007, the Compensation Committee approved a modification to terms of reimbursement of living expenses set forth in the employment offer letter. Pursuant to the terms of the employment offer letter, as modified by the Compensation Committee effective June 1, 2007, and continuing for a period of up to 3 years following the effective date of his employment or until April 30, 2009, Verigy will pay Mr. Barnes an allowance of $12,000 per month for his temporary living expenses (including lodging, car rental, meals, and travel to and from his home in Oregon). On June 4, 2008, Verigy and Mr. Barnes entered into a letter agreement pursuant to which Verigy agreed to extend the term of the payment of Mr. Barnes’ allowance for temporary living expenses to April 30, 2011. The two-year extension of this benefit, whether or not actually paid, is in lieu of any relocation benefits to which Mr. Barnes might otherwise have been entitled. In the event that Mr. Barnes’ employment with Verigy ceases for any reason, other than for Cause (as defined in the Second Amended and Restated Severance Agreement between Mr. Barnes and Verigy dated March 6, 2008), the remaining unpaid portion of the allowance for temporary living expenses will become due and payable. If Mr. Barnes’ employment terminates for Cause before April 30, 2011, any unpaid portion of the allowance for temporary living expenses will be forfeited. In addition, on May 29, 2007, the Compensation Committee approved an increase in the base salary offered in Mr. Barnes’ 2006 offer letter from $500,000 to $560,000 per year, effective May 1, 2007, the beginning of the second half of fiscal year 2007. On December 3, 2007, the Compensation Committee approved an increase in Mr. Barnes’ base salary from $560,000 to $582,400 per year, effective November 1, 2007.

Offer Letter and Amendment with Our Chief Financial Officer

In May 2006, Robert J. Nikl accepted an offer to become our Chief Financial Officer, effective June 20, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated May 26, 2006. On September 28, 2007, the Compensation Committee approved a modification to the terms of reimbursement for Mr. Nikl’s relocation expenses. Pursuant to the modification, effective October 1, 2007, Mr. Nikl will not be entitled to receive a relocation allowance, but instead Verigy agreed to pay Mr. Nikl a monthly allowance for living expenses equal to $6,075 (on a pre-tax basis) for the cost of leasing an apartment near Verigy’s Cupertino offices. Verigy agrees to pay the allowance for living expenses until the earlier of: (i) 30 months from commencement, (ii) such date as Mr. Nikl no longer leases an apartment near Verigy’s Cupertino office, or (iii) the date of his termination of employment with Verigy for any reason. On December 3, 2007, the Compensation Committee approved an increase in Mr. Nikl’s base salary from $325,000 to $335,000 per year, effective November 1, 2007.

Officer Loan Agreement

As part of an arrangement between Agilent Technologies and certain employees in France to help the employees exercise legacy Hewlett-Packard stock options, Agilent Technologies made loans of € 72,000 in December 2002 and of € 59,500 in March 2004 to Pascal Rondé. In connection with our separation from Agilent, Agilent’s rights to repayment from Mr. Rondé were assigned to Verigy. At the time of our separation from Agilent in June 2006, the aggregate unpaid balance of the loan was € 54,500. As of January 15, 2009, the unpaid balance was € 8,000, or $11,135 based on an exchange rate of 1.3919 at December 31, 2008. Mr. Rondé repays the loan at the aggregate rate of € 1,500 per month, or $2,088 per month based on an exchange rate of 1.3919 at December 31, 2008. Consistent with applicable law and regulations, we do not extend loans to executive officers.

OTHER EQUITY COMPENSATION PLANS

The following table provides information about equity-based awards under our equity compensation plans as of October 31, 2008.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options, Warrants and rights Rights (#)		Weighted average Exercise price of outstanding Options, warrants And rights ($)(1)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Ordinary Shares Reflected in Column (A))
Equity compensation plans approved by shareholders	4,714,745	(2)	16.50	5,476,240	(3)
Equity compensation plans not approved by shareholders	—		—	—

Total	4,714,745		16.50	5,476,240

(1)	The weighted average price excludes restricted share units.
(2)	Includes awards of restricted share units covering 1,263,724 ordinary shares, of which 99,328 units were fully vested as of October 31, 2008.
(3)	Consists of 4,444,656 ordinary shares available for issuance under the 2006 Equity Incentive Plan (includes 56,250 shares reserved to be issued for the third and fourth tranches of a four-tranche option grant made on June 9, 2008) and 1,031,584 shares available for issuance under the Employee Shares Purchase Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held a total of 6 meetings, and acted by written consent 2 times, in fiscal year 2008. Management was present at all meetings. Typically, separate executive sessions were held with the Vice President of Human Resources, the independent consultant and Committee members. Other than those sessions with the Vice President of Human Resources, management was not present for the executive sessions, which were held at each of the meetings.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Verigy’s Proxy Statement for the 2009 Annual General Meeting of Shareholders.

The information contained under the caption “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, which we refer to as the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the U.S. Securities Exchange Act of 1934, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

Submitted by the Compensation Committee of the Board of Directors:

Edward Grady, Compensation Committee Chairperson

C. Scott Gibson, Compensation Committee Member

Claudine Simson, Compensation Committee Member

AUDIT COMMITTEE REPORT

The Audit Committee assists our Board of Directors in overseeing our financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on our website at: http:/www.investor.verigy.com/documents.cfm. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and NASDAQ. The current members of the Audit Committee are chairperson Ernest Godshalk, C. Scott Gibson and Steven Berglund. Each is an independent director as defined by the applicable rules of the SEC and NASDAQ.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States and issues a report on these consolidated financial statements.

The Audit Committee has reviewed and discussed with both our management and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended October 31, 2008, and the independent registered public accounting firm’s report thereon. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has also received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent account’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during fiscal year 2008 were pre-approved by our Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with our management and our independent registered public accounting firm, and based on the Audit Committee’s review of our audited consolidated financial statements, together with the reports of our independent registered public accounting firm on the consolidated financial statements, and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, which was filed with the SEC on December 19, 2008.

Submitted by the Audit Committee of the Board of Directors:

Ernest Godshalk, Audit Committee Chairperson

Steven Berglund, Audit Committee Member

C. Scott Gibson, Audit Committee Member

The information under the caption “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference to any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent the we specifically incorporate this information by reference into any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of [            ], except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•	FMR LLC, PBK Holdings, Inc., Clearbridge Advisors, LLC and Iridian Asset management LLC, the only beneficial owners known to us to hold more than 5% of our ordinary shares;

•	each director and each of the Named Executive Officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days and restricted share units scheduled for payout within 60 days of [            ], are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on [            ] ordinary shares outstanding as of [            ].

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent
5% Shareholders
FMR LLC 82 Devonshire Street, Boston, MA 02109	6,076,253	(1)

PBK Holdings, Inc. 283 Greenwich Avenue, Greenwich, CT 06830	3,368,903	(2)

Clearbridge Advisors, LLC 399 Park Avenue, New York, NY 10022	3,331,622	(3)

Iridian Asset Management LLC 276 Post Road West, Westport, Connecticut 06880-4704	3,182,541	(4)

Named Executive Officers and Directors:
Keith Barnes	252,973	(5)
Robert Nikl	57,339	(6)
Gayn Erickson	78,460	(7)
Pascal Rondé	58,457	(8)
Hans-Juergen Wagner	84,039	(9)
Steven Berglund	10,681	(10)
C. Scott Gibson	12,937	(11)
Ernest Godshalk	31,271	(12)
Edward Grady	18,039	(13)
Bobby Cheng Ho Wah	8,012	(14)
Eric Meurice	30,026	(15)
Claudine Simson	30,026	(16)
All executive officers and directors as a group (16 persons)	833,828	(17)%

*	Less than 1%.

(1)

According to a Schedule 13(G) filed December 10, 2008, the 6,076,253 shares reported by FMR LLC are owned, or may be deemed to be beneficially owned by FMR LLC, which holds sole voting power of 480,843 shares and sole power to dispose or to direct the disposition of the 6,076,253 shares, by Fidelity Management & Research Company (“Fidelity”). Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees, a wholly owned subsidiary of FMR LLC and an investment adviser, which is the beneficial owner of 5,545,110 of the shares as a result of acting as investment adviser to various investment companies. Edward C, Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,545,110 shares owned by the funds.

(2)	According to a Schedule 13(G) filed February 13, 2008, the 3,716,591 shares reported by PBK Holdings are owned, or may be deemed to be beneficially owned by PBK Holdings, which holds shared voting power of the 3,716,591 shares and shared dispositive power the 3,716,591 shares, by Ziff Asset Management, L.P., which holds shared voting power of 3,368,903 of the shares and shared dispositive power of 3,368,903 of the shares, by Philip B. Korsant, which holds shared voting power of the 3,716,591 shares and shared dispositive power of the 3,716,591 shares, and by ZBI Equities, L.L.C., which holds shared voting power of the 3,716,591 shares and shared dispositive power of the 3,716,591 shares.
(3)	According to a Schedule 13(G) filed February 14, 2008, the 3,331,622 shares reported by Clearbridge Advisors, LLC, are owned, or may be deemed to be beneficially owned by Clearbridge Advisors, LLC, which holds shared voting power of 2,847,253 of the shares and shared dispositive power of the 3,331,622 shares and by Smith Barney Fund Management LLC, which holds shared voting power of 21,018 of the shares and shared dispositive power of 21,018 of the shares.
(4)	According to a Schedule 13(G) filed February 4, 2008, Iridian Asset Management LLC (“Iridian”) has direct beneficial ownership of the shares in the accounts for which it serves as the investment adviser under its investment management agreements. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the 3,182,541 shares beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc., may be deemed to possess beneficial ownership of the 3,182,541 shares beneficially owned by BIAM (US) Inc. Holdings, and as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the 3,182,541 shares beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of BIAM Holdings, may be deemed to possess beneficial ownership of the 3,182,541 shares beneficially owned by BIAM Holdings. Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of the 3,182,541 shares.
(5)	Includes 240,389 shares subject to options exercisable, and 10,349 shares subject to restricted share units that vest, within 60 days of February 14, 2009.
(6)	Includes 52,408 shares subject to options exercisable, and 4,931 shares subject to restricted share units that vest, within 60 days of February 14, 2009.
(7)	Includes 75,473 shares subject to options exercisable, and 2,987 shares subject to restricted share units that vest, within 60 days of February 14, 2009.
(8)	Includes 912 shares subject to restricted share units that vest within 60 days of February 14, 2009.
(9)	Includes 73,338 shares subject to options exercisable, and 3,549 shares subject to restricted share units that vest, within 60 days of February 14, 2009.
(10)	Includes 10,681 shares subject to options exercisable within 60 days of February 14, 2009.
(11)	Includes 12,937 shares subject to options exercisable within 60 days of February 14, 2009.
(12)	Includes 31,271 shares subject to options exercisable within 60 days of February 14, 2009.
(13)	Includes 18,039 shares subject to options exercisable within 60 days of February 14, 2009.
(14)	Includes 8,012 shares subject to options exercisable within 60 days of February 14, 2009.
(15)	Includes 30,026 shares subject to options exercisable within 60 days of February 14, 2009.
(16)	Includes 30,026 shares subject to options exercisable within 60 days of February 14, 2009.
(17)	Includes 718,123 shares subject to options exercisable, and 33,436 shares subject to restricted share units that vest, within 60 days of February 14, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Policies.     It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties, responsibilities or loyalty to us. These policies are included in our Standards of Business Conduct, which cover our directors, executive officers and employees. Each director and executive officer is instructed to inform our Board of Directors when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Standards of Business Conduct. If, in a particular circumstance, the Board of Directors concludes that there is or may be a perceived conflict of interest, the Board of Directors will instruct our legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board of Directors or the Audit Committee.

NASDAQ Rules.    NASDAQ rules defining “independent” director status also govern conflict of interest situations. As discussed above, each of our directors, other than Mr. Barnes, qualifies as “independent” director in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with us. The NASDAQ independence definition also includes a requirement that the Board of Directors review the relations between each independent director and us on a subjective basis. In accordance with that review, the Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

SEC Rules.    In addition to our and NASDAQ’s policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Verigy and a director or executive officer or persons and entities affiliated with them. Other than compensation and other arrangements described above under “Director Compensation” and “Executive Compensation,” during fiscal year 2008, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Verigy generally assists our directors and executive officers in making filings required by Section 16 of the Securities Exchange Act of 1934, as amended. All filings required under Section 16(a) to be made in fiscal year 2008 were filed in a timely fashion.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2010 Proxy Statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to the office of our principal U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California, 95014-2540, Attention: General Counsel. We must receive all submissions no later than October 29, 2009. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our Proxy Statement. The Nominating and Governance Committee will review any shareholder proposals and will make recommendations to the Board of Directors for action on such proposals. These shareholder proposals may be included in our Proxy Statement for the 2010 Annual General Meeting of Shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing at least 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, requisition that we include and give notice of their proposal for the 2010 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at our registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the 2010 Annual General Meeting of Shareholders in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2010  Annual General Meeting of Shareholders in the case of any other requisition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2008:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data.”

VERIGY LTD.

DIRECTORS’ REPORT

The directors present their report to the members together with the audited financial statements of Verigy Ltd. (the “Company”) and the consolidated financial statements of Verigy Ltd. and its subsidiaries (the “Group”) for the financial year ended October 31, 2008. All dollar amounts shown are United States Dollars.

Directors

The directors of Verigy Ltd. in office at the date of this report are:

Keith L. Barnes

Steven W. Berglund

Bobby Cheng

C. Scott Gibson

Edward C. Grady

Ernest L. Godshalk

Eric Meurice

Claudine Simson

Arrangements to enable directors to acquire shares and debentures

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures, of the Company or any other body corporation, other than as disclosed under “Options to acquire ordinary shares.”

Directors’ interests in shares and debentures

None of the directors who held office at October 31, 2008 (nor their spouses or infant children) had any interest in the shares or debentures of the Company or any related corporations. The interests of the directors holding office at October 31, 2008 in options to acquire ordinary shares of the Company and their restricted share units were as follows:

VERIGY LTD.

DIRECTORS’ REPORT

Directors’ interests in shares and debentures (continued)

Options to acquire ordinary shares, no par value, in Verigy Ltd.

	Options Held as of October 31, 2007	Options Held as of October 31, 2008	Exercise Price	Grant Date	Vesting Schedule		Expiration Date
Keith L. Barnes	563,000	563,000	$15.00	6/12/2006	(a	)	6/11/2013
	10,625	10,625	$18.04	12/13/2006	(b	)	12/12/2013
	10,625	10,625	$23.42	2/27/2007	(c	)	12/12/2013
	10,625	10,625	$28.39	5/30//2007	(d	)	12/12/2013
	10,625	10,625	$25.05	8/27//2007	(e	)	12/12/2013
	—	28,125	$26.43	12/3/2007	(b	)	12/2/2014
	—	28,125	$19.99	2/25/2008	(c	)	12/2/2014
	—	28,125	$25.68	5/28/2008	(d	)	12/2/2014
	—	28,125	$18.91	8/26/2008	(e	)	12/2/2014

Steven Berglund	—	10,681	$27.17	1/1/2008	(f	)	12/31/2012

C. Scott Gibson	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	—	7,596	$19.08	4/15/2008	(g	)	4/14/2013

Ernest Godshalk	18,334	18,334	$15.00	6/12/2006	(f	)	6/11/2011
	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	—	7,596	$19.08	4/15/2008	(g	)	4/14/2013

Eric Meurice	17,089	17,089	$16.52	11/1/2006	(f	)	10/31/2011
	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	—	7,596	$19.08	4/15/2008	(g	)	4/14/2013

Claudine Simson	17,089	17,089	$16.52	11/1/2006	(f	)	10/31/2011
	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	—	7,596	$19.08	4/15/2008	(g	)	4/14/2013

Edward C. Grady	10,443	10,443	$29.16	7/10/2007	(f	)	7/9/2012
	—	7,596	$19.08	4/15/2008	(g	)	4/14/2013

Bobby Cheng	—	16,027	$18.47	9/1/2008	(g	)	8/31/2013

VERIGY LTD.

DIRECTORS’ REPORT

Directors’ interests in shares and debentures (continued)

Restricted share units to acquire ordinary shares, no par value, in Verigy Ltd.

	Restricted Share Units Held as of October 31, 2007	Restricted Share Units Held as of October 31, 2008	Vesting * Schedule	Grant Date
Keith L. Barnes #1	40,001	26,666	(h)	6/12/2006
	16,739	11,591	(b)	12/13/2006
	—	36,564	(b)	12/3/2007

Steven Berglund	—	4,049	(i);(j)	1/1/2008

C. Scott Gibson	7,334	7,334	(i);(j)	6/12/2006
	2,135	2,135	(i);(j)	4/11/2007
	—	3,145	(g);(j)	4/15/2008

Ernest Godshalk	7,334	7,334	(i);(j)	6/12/2006
	2,135	2,135	(i);(j)	4/11/2007
	—	3,145	(g);(j)	4/15/2008

Eric Meurice	6,659	6,659	(i);(j)	11/1/2006
	2,135	2,135	(i);(j)	4/11/2007
	—	3,145	(g);(j)	4/15/2008

Claudine Simson	6,659	6,659	(i);(j)	11/1/2006
	2,135	2,135	(i);(j)	4/11/2007
	—	3,145	(g);(j)	4/15/2008

Edward C. Grady	3,773	3,773	(i);(j)	7/10/2007
	—	3,145	(g);(j)	4/15/2008

Bobby Cheng	—	6,498	(g);(j)	9/1/2008

Vesting Schedule Key:

(a)	4 equal installments on first 4 anniversaries of the grant date
(b)	16 quarterly installments
(c)	15 quarterly installments
(d)	14 quarterly installments
(e)	13 quarterly installments
(f)	Option vests 100% 12 months from date of grant
(g)	4 quarterly installments
(h)	Vests 25% on each of the first 4 anniversaries of the grant date
(i)	100% vested on the first anniversary of the grant date
(j)	Payout on 3rd anniversary of grant date

#1	Keith Barnes was granted a total of 45,000 RSU shares on December 3, 2007. A total of 8,436 shares vested during fiscal 2008 and 36,564 shares remained unvested at October 31, 2008.

*	In accordance with the 2006 Equity Incentive Plan, restricted share units held by non-executive directors are settled (underlying shares issued) on the third anniversary of the date the restricted share unit was awarded.

VERIGY LTD.

DIRECTORS’ REPORT

Directors’ interests in shares and debentures (continued)

Restricted share units to acquire ordinary shares, no par value, in Verigy Ltd. (continued)

Other than as disclosed above, no other directors of the Company had any interest in any shares, debentures or options of the Company or any related corporations either at the beginning or the end of the financial year as recorded in the register of directors’ shareholdings kept by the Company.

Directors’ contractual benefits

From November 1, 2007 through October 31, 2008, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the accompanying financial statements. The total directors’ fees and emoluments paid to directors for the fiscal year ended October 31, 2008 was $435,556 (2007: $318,333).

Employee Stock Option Plans And Employee Share Purchase Plan (Schemes)

2006 Equity Incentive Plan (the “2006 Plan”)

The 2006 Plan was approved by the shareholders in June 2006. During the fiscal year ended October 31, 2008, options for a total of 495,034 ordinary shares were granted under the 2006 Plan with exercise prices ranging from $18.47 to $27.17, and a weighted-average exercise price of $22.28. Additionally, restricted share units for a total of 741,972 ordinary shares were granted under the 2006 Plan.

During the fiscal year ended October 31, 2008, a total of 239,682 ordinary shares were issued by virtue of the exercise of options granted under the 2006 Plan. At October 31, 2008, there were outstanding options granted under the 2006 Plan to purchase 3,451,021 ordinary shares. The expiration dates range from November 2008 to March 2016. At October 31, 2008, there were 1,263,724 restricted share units outstanding, of which 46,095 shares were fully vested. The vesting dates for the 1,217,629 unvested units ranged from November 2008 through September 2012.

Employee Share Purchase Plan (the “Purchase Plan”)

The Purchase Plan was approved by the shareholders in June 2006. The Purchase Plan is intended to qualify for favorable tax treatment under section 423 of the U.S. Internal Revenue Code. As of October 31, 2008, the number of ordinary shares available for purchase under the plan was 1,031,584.

Under the Purchase Plan, eligible employees may elect to purchase shares through payroll deductions up to 10% of eligible compensation during 6-month offering periods. The purchase price is (i) 85% of the fair market value per ordinary share on the trading day before the beginning of an offering period or, in the case of the first offering period under the Purchase Plan, 85% of the IPO price; or (ii) 85% of the fair market value per ordinary share on the last trading day of an offering period, whichever is lower. The Purchase Plan restricts the maximum number of shares that an employee can purchase to 2,500 shares each offering period and to $25,000 worth of ordinary shares each calendar year.

VERIGY LTD.

DIRECTORS’ REPORT

Employee Stock Option Plans And Employee Share Purchase Plan (Schemes) (continued)

Share-Based Payment Award Activity Related to Verigy Options

The following table summarizes stock option and restricted share unit activities during the financial year ended October 31, 2008:

	Options		Restricted Share Units (RSU)
	Number (in thousands)	Weighted Average Exercise Price	Number (in thousands)	Weighted Average Grant Date Share Price
Outstanding as of October 31, 2006	3,504	$14.06	197	$15.47
Granted – routine awards	465	$22.75	817	$19.06
Exercised(1)	(626)	$13.60	—	—
Vested and paid out	—	—	(134)	$17.54
Cancellations	(63)	$13.91	(10)	$18.59

Outstanding as of October 31, 2007	3,280	$15.38	870	$18.49
Granted – routine awards	495	$22.28	742	$21.99
Exercised(1)	(240)	$13.57	—	—
Vested and paid out	—	—	(292)	$19.46
Cancellations	(84)	$15.39	(56)	$19.72

Outstanding as of October 31, 2008	3,451	$16.50	1,264	$20.27

(1)	The total pre-tax intrinsic value of stock options exercised during the fiscal year 2008 was $2.5 million (2007: $7.9 million).

The following table summarizes information about the outstanding options to purchase ordinary shares of the Company at October 31, 2008:

	Options Outstanding
Range of Exercise Prices	Number Outstanding (in thousands)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$ 7.48 – 15.00	1,506	5.04 years	$13.11	$2,542
$15.01 – 20.00	1,425	6.18 years	$16.67	—
$20.01 – 25.00	115	5.57 years	$23.87	—
$25.01 – 30.00	405	5.36 years	$26.43	—

	3,451	5.57 years	$16.50	$2,542

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $14.50 at October 31, 2008, which would have been received by award holders had all award holders exercised in-the-money awards held as of that date. As of October 31, 2008, approximately 1,543,000 outstanding options were vested and exercisable and the weighted average exercise price was $15.20. As of October 31, 2008, the total number of in-the-money stock options exercisable was 414,000, and the weighted average exercise price was $10.08.

VERIGY LTD.

DIRECTORS’ REPORT

Employee Stock Option Plans And Employee Share Purchase Plan (Schemes) (continued)

Share-Based Payment Award Activity Related to Verigy Options (continued)

The following table summarizes information about the outstanding restricted share unit awards of the Company’s ordinary shares at October 31, 2008:

	Restricted Share Units Outstanding
Range of Grant Date Share Price	Number Outstanding (in thousands)	Weighted Average Grant Date Share Price
$14.75 – 15.00(1)	75	$14.97
$15.01 – 20.00(2)	533	$18.30
$20.01 – 25.00	467	$20.83
$25.01 – 30.00(3)	189	$26.53

	1,264	$20.27

(1)	The outstanding restricted share units as of October 31, 2008 include 22,000 fully vested units held by non-executive directors.
(2)	The outstanding restricted share units as of October 31, 2008 include 13,000 fully vested units held by non-executive directors.
(3)	The outstanding restricted share units as of October 31, 2008 include 11,000 fully vested units held by non-executive directors.

As of October 31, 2008, the total grant date fair value of our outstanding restricted share units was approximately $25.6 million and the aggregate market value of the ordinary shares underlying the outstanding restricted share units was $18.3 million.

Independent Auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

Keith L. Barnes Director	Ernest L. Godshalk Director

January     , 2009

VERIGY LTD.

STATEMENT BY DIRECTORS

In the opinion of the directors,

(a)	the accompanying unconsolidated balance sheets of Verigy Ltd. (the “Company”) as set out on pages F-10 to F-15 and the consolidated financial statements of Verigy Ltd. and its subsidiaries (the “Group”) as set out on pages 66 to 104 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 are drawn up so as to give a true and fair view of the state of affairs of the Company and the Group as at October 31, 2008, and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Keith L. Barnes Director	Ernest L. Godshalk Director

22 January 2009

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF VERIGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

In our opinion,

(a)	the unconsolidated Company balance sheets set out on pages F-10 to F-15 and the combined and consolidated balance sheets and the related combined and consolidated statements of operations, of shareholders’ equity, and of cash flows, set out on pages 66 through 104 of the Company’s Annual Report on Form 10-K, present fairly, in all material respects, the financial position of Verigy Ltd. (the “Company”) and its subsidiaries (the “Group”) at October 31, 2008 and 2007, and the results of the Group’s operations and cash flows for each of the three years in the period ended October 31, 2008 in conformity with accounting principles generally accepted in the United States of America; and

(b)	the accounting and other records required by the Singapore Companies Act, Cap. 50 (the “Act”) to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The unconsolidated balance sheets of the Company has been audited as part of the audit of the combined and consolidated financial statements, and should be read in conjunction with the combined and consolidated financial statements. The unconsolidated balance sheets of the Company and notes therein are presented as required by the Act.

As discussed in Note 2 to the combined and consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes in fiscal year 2008 and the manner in which it accounts for its defined benefit pension and other post retirement plans in fiscal 2007.

PricewaterhouseCoopers LLP

Public Accountants and Certified Public Accountants

Singapore, 22 January 2009

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

(in U.S. $ millions except share amounts)

	Note	As of October 31, 2008	As of October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	3	$58	$88
Short-term marketable securities	3	51	125
Trade account receivables, net		42	70
Receivables from subsidiaries		59	51
Inventory	4	47	35
Other current assets	5	16	26

Total current assets		273	395
Investments in subsidiaries	6	263	219
Long-term marketable securities	3	54	41
Property, plant and equipment, net	7	15	19
Goodwill		18	18
Other long-term assets	8	11	5

Total assets		$634	$697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable		$46	$65
Payables to subsidiaries		25	67
Employee compensation and benefits		3	4
Deferred revenue, current		33	39
Other accrued liabilities	9	21	14
Income taxes and other taxes payable	10	4	2

Total current liabilities		132	191
Long-term liabilities	9	13	8

Total liabilities		$145	$199
Commitment and contingencies	11

Shareholders’ equity:
Ordinary shares, no par value; 57,822,242 issued and outstanding at October 31, 2008 (2007: 59,704,629) Additional paid in capital		$406	$381
Retained earnings		105	131
Accumulated other comprehensive loss		(22)	(14)

Total shareholders’ equity		489	498

Total liabilities and shareholders’ equity		$634	$697

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheets.

1.	GENERAL

Verigy Ltd (“the Company) was incorporated and is domiciled in Singapore. The address of its registered office is One Marina Boulevard, #28-00, Singapore 018989. The Company’s principal place of business is 1 Yishun Avenue 7, Singapore 768923.

The principal activities of the Company are those of a holding company (holding, directly or indirectly, the shares of the subsidiaries in the group). The group designs, develops and manufactures semiconductor test equipment and provides test system solutions that are used in the manufacture of System-on-a-Chip (SOC), System-in-a-Package (SIP), high-speed memory and memory devices. The Company’s product portfolio also includes advanced analysis tools as well as consulting, service and support offerings such as start-up assistance, application services and system calibration and repair.

The Company is required to file its audited balance sheet with the Accounting and Corporate Regulatory Authority in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as “unconsolidated balance sheet.”

The Company has received an exemption under Section 201(14) of the Companies Act to allow it to prepare its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unconsolidated balance sheets of the Company have been prepared in accordance with U.S. GAAP. The unconsolidated balance sheets of the Company should be read in conjunction with the combined and consolidated financial statements, its basis of preparation and summary of significant accounting policies. The combined and consolidated financial statements have been prepared in accordance with U.S. GAAP and are included in the Annual Report of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unconsolidated balance sheets are expressed in United States dollars, which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheets and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”).

Subsidiaries

For the purpose of presenting the unconsolidated balance sheets of the Company in accordance with U.S. GAAP, investments in subsidiaries are recorded at the Company’s share of net assets of subsidiaries reported in the combined and consolidated balance sheets.

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

3.	MARKETABLE SECURITIES

Marketable security investments as of October 31, 2008 were as follows:

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Short-term marketable securities:
Money market funds	$48	$—	$48
U.S. treasury securities and government agency securities	23	—	23
Corporate debt securities	28	—	28

Total short-term available-for-sale investments	$99	$—	$99

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Long-term marketable securities:
Auction rate securities	$55	$(1)	$54

Total long-term available-for-sale investments	$55	$(1)	$54

			(in millions)
As Reported:
Cash equivalents			$48
Short-term marketable securities			51
Long-term marketable securities			54

Total at October 31, 2008			$153

The amortized cost and estimated fair value of cash equivalents and marketable securities classified as available-for-sale at October 31, 2008 are shown in the table below based on their contractual maturity dates:

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Less than 1 year	$90	$—	$90
Due in 1 to 2 years	9	—	9
Due after 2 years	55	(1)	54

Total at October 31, 2008	$154	$(1)	$153

4.	INVENTORY

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Raw materials	$18	$18
Finished goods	29	17

	$47	$35

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

There is approximately $8.6 million of demonstration products included in finished goods inventory as of October 31, 2008 and $3.4 million as of October 31, 2007.

5.	OTHER CURRENT ASSETS

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Deposits	$—	$4
Prepayments	3	2
Deferred taxes, current	6	2
Other receivables	7	18

	$16	$26

The $6 million current deferred tax assets as of October 31, 2008, (2007: $2 million) pertain solely to temporary differences between the book and tax basis of the net assets.

6.	INVESTMENTS IN SUBSIDIARIES

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Investment in subsidiaries	$55	$55
Add: Share of net assets of subsidiaries	208	164

Total investment in subsidiaries	$263	$219

Investment in subsidiaries represents net assets purchased by the respective subsidiaries upon our separation from Agilent and long-term loans to subsidiaries. In accordance with U.S. generally accepted accounting principles, these purchased net assets were recorded at net book value.

7.	PROPERTY PLANT AND EQUIPMENT, NET

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Leasehold improvements	$1	$1
Machinery and equipment	26	25
Total cost	27	26
Total accumulated depreciation	(12)	(7)

Total property, plant and equipment, net	$15	$19

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

8.	OTHER LONG-TERM ASSETS

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Investments	$6	$3
Prepaid and others	5	2

Total other long-term assets	$11	$5

Our investments consist of investments in private companies accounted for using the cost method as we have no significant influence over the investee.

9.	OTHER ACCRUED LIABILITIES AND LONG-TERM LIABILITIES

Other accrued liabilities at October 31, 2008 and 2007 were as follows:

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Royalties payable	$1	$—
Supplier liabilities(1)	12	2
Accrued warranty	5	9
Other accruals	3	3

Total other accrued liabilities	$21	$14

(1)	Supplier liabilities reflect the amount by which our firmly committed inventory purchases from our suppliers exceed our forecasted production needs.

Long term liabilities at October 31, 2008 and 2007 were as follows:

	As of October 31, 2008	As of October 31, 2007
	(in millions)	(in millions)
Deferred revenue, non-current	$2	$3
Other long-term accruals	11	5

Total long-term liabilities	$13	$8

10.	INCOME TAXES

The Company has negotiated tax incentives with the Singapore Economic Development Board, an agency of the Government of Singapore. Under the incentives, a portion of the income earned in Singapore during 10 to 15 year incentive periods is subjected to reduced rates of Singapore income tax. The Singapore corporate income tax rate that would apply, without the incentives, is 18% (2007: 18%). In order to receive the benefit of the incentives, the Company must develop and maintain in Singapore certain functions such as global procurement, financial services, order management, credit and collections, spare parts depot and distribution center, a refurbishment center and regional activities like an application development center. In addition to these qualifying activities, the Company must hire specific numbers of employees and maintain minimum levels of investment in Singapore.

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

11.	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments: The following table reflects the non-cancellable operating lease commitments as of October 31, 2008:

Fiscal Year	Amount
(in millions)
2009	$0.8
2010	0.4
2011	0.2
Thereafter	—

Total	$1.4

Legal Proceedings. From time to time, the Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 14, 2009

The Annual Report is available at:

http://investor.verigy.com/annual-proxy.cfm

The Proxy Statement is available at:

http://investor.verigy.com/annual-proxy.cfm

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PLEASE COMPLETE SECTION A AND SIGN IN SECTION C ON THE REVERSE SIDE.

A Proposals

The Board of Directors unanimously recommends a vote FOR the Board nominees (Proposals No. 1 through 4) and FOR Proposals No. 5 through 8. This Proxy Card, when properly executed, will be voted as specified below. This Proxy Card will be voted FOR the Board nominees (Proposals No. 1 through 4) and FOR Proposals No. 5 through 8 if no specification is made.

For Against Abstain

01—To re-elect Mr. Edward Grady as a Class II director of the Board of Directors.

03—To re-elect Mr. Bobby Cheng as a Class II director of the Board of Directors.

05—To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2009, and to authorize the Board of Directors to fix PricewaterhouseCoopers LLP’s remuneration.

07 —To approve the authorization for the Board of Directors of

Verigy to allot and issue ordinary shares.

08 —To approve the Share Purchase Mandate authorizing the

purchase or acquisition of our issued ordinary shares.

02—To re-elect Mr. Ernest Godshalk as a Class II director of the Board of Directors. I

04—To re-elect Mr. Keith Barnes as a Class III director of the Board of Directors. I

06—To approve and authorize: (a) cash compensation of

$55,000 to current non-employee directors for services I

rendered through our 2010 Annual General Meeting of Shareholders; (b) pro rata cash compensation to any new non-employee director who is appointed after our 2009 Annual General Meeting of Shareholders; (c) additional cash compensation to our Lead Independent Director and to any director who acts as chairperson of our Audit, Compensation, or Nominating and Governance Committees for services rendered through our 2010 Annual General Meeting of Shareholders.

(Continued on reverse side)

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<STOCK#> 00ZTXB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of 2009 Annual General Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned being a member of Verigy Ltd. (the “Company”) hereby appoints Keith L. Barnes or failing whom Robert J. Nikl or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company owned by the undersigned, at the Annual General Meeting of Shareholders of the Company to be held on April 14, 2009, or at any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD. WE MUST RECEIVE YOUR PROXY CARD NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING IN THE ENCLOSED ENVELOPE.

B Non-Voting Items

Consent to Electronic Access.

By marking this box, I consent to access future Annual Reports and Proxy Statements of Verigy Ltd. electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Verigy Ltd. will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Verigy Ltd.’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, Canada and Puerto Rico, or at 1-312-360-5193 outside of the US, Canada and Puerto Rico.

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In his or her discretion, the Proxy is authorized to vote upon such other matters as may properly come before the meeting. This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.